THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42315

                  SUBJECT TO COMPLETION, DATED APRIL 25, 2002

     PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 7, 1998

                                  $150,000,000

                                      LOGO

                       PIONEER NATURAL RESOURCES COMPANY

                               % Senior Notes due 2012

                Payment of Principal and Interest Guaranteed by
                      Pioneer Natural Resources USA, Inc.

                             ---------------------

     We will pay interest on the notes each April and October . The first interest payment will be made on October , 2002. The notes will be unsecured senior obligations of Pioneer Natural Resources Company and will rank equally with all of our other unsecured senior indebtedness. We may redeem the notes at any time. Upon the occurrence of a change of control, each holder of the notes may require us to purchase all or a portion of the holder's notes at 101% of the principal amount of the notes together with accrued and unpaid interest, if any, to the date of purchase. There is no sinking fund for the notes.

     Pioneer Natural Resources USA, Inc., our wholly-owned subsidiary that owns substantially all of our United States onshore and offshore properties, will unconditionally guarantee the notes on an unsecured basis. The note guarantee will be subject to release and discharge as provided in the indenture governing the notes and described in this prospectus supplement.

      INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" ON PAGE S-6.

                                                    PRICE TO               UNDERWRITING             PROCEEDS TO
                                                   PUBLIC(1)                DISCOUNTS                PIONEER(1)
                                                ----------------         ----------------         ----------------
Per note....................................                 %                        %                        %
Total.......................................       $                        $                        $

(1) Plus accrued interest, if any, from April   , 2002.

     Delivery of the notes will be made on or about May   , 2002.

     Raymond James & Associates, Inc. has agreed to serve as qualified independent underwriter for this offering. See "Underwriting."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

CREDIT SUISSE FIRST BOSTON                                              JPMORGAN
                             ---------------------

            The date of this prospectus supplement is April   , 2002

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
OUR COMPANY...........................   S-1
THE OFFERING..........................   S-4
RISK FACTORS..........................   S-6
CAUTIONARY STATEMENT ABOUT FORWARD-
  LOOKING STATEMENTS..................  S-11
USE OF PROCEEDS.......................  S-11
RATIO OF EARNINGS TO FIXED CHARGES....  S-12
CAPITALIZATION........................  S-13

                                        PAGE
                                        ----
SELECTED CONSOLIDATED FINANCIAL DATA..  S-14
DESCRIPTION OF BANK
  INDEBTEDNESS........................  S-16
DESCRIPTION OF NOTES..................  S-17
UNDERWRITING..........................  S-44
LEGAL MATTERS.........................  S-45
EXPERTS...............................  S-45
WHERE YOU CAN FIND MORE INFORMATION...  S-46

                                   PROSPECTUS

                                        PAGE
                                        ----
AVAILABLE INFORMATION.................     2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................     2
THE ISSUERS...........................     3
USE OF PROCEEDS.......................     4
RATIOS OF EARNINGS TO FIXED CHARGES
  AND EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS...........     4
DESCRIPTION OF DEBT SECURITIES........     4

                                        PAGE
                                        ----
DESCRIPTION OF CAPITAL STOCK..........    18
DESCRIPTION OF DEPOSITARY SHARES......    24
DESCRIPTION OF WARRANTS...............    27
DESCRIPTION OF GUARANTEES.............    28
PLAN OF DISTRIBUTION..................    28
LEGAL OPINIONS........................    29
EXPERTS...............................    29

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     We provide information to you about this offering of our notes in two separate documents that are bound together: (a) this prospectus supplement, which describes the specific details regarding this offering, and (b) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

     You should read carefully this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus, before you invest. These documents contain information you should consider when making your investment decision.

     All references to "we," "us," "our" or "Pioneer" in this prospectus supplement and the accompanying prospectus mean Pioneer Natural Resources Company and its subsidiaries. All references to "Pioneer USA" in this prospectus supplement and the accompanying prospectus mean Pioneer Natural Resources USA, Inc. You should refer to our Annual Report on Form 10-K for the year ended December 31, 2001, for definitions of oil and gas terms and conventions used in this prospectus supplement.

                                  OUR COMPANY

     We are a large, independent oil and gas exploration and production company that seeks to competitively and profitably explore for, develop and produce oil, natural gas liquids and gas reserves. We seek to maximize long-term profitability and net asset value by combining lower risk development drilling with higher risk exploration activity.

     Our asset base is anchored by the Spraberry oil field located in West Texas, the Hugoton gas field located in Southwest Kansas and the West Panhandle gas field located in the Texas Panhandle. Our assets in these three core areas comprise 64 percent of our proved oil and gas reserve base. Complementing these core assets, we have exploration and development opportunities and oil and gas production activities in the Gulf of Mexico and onshore Gulf Coast areas, and internationally in Argentina, Canada, Gabon, South Africa and Tunisia. Our combined assets create a portfolio of resources and opportunities that are balanced among oil, natural gas liquids and gas and that are also balanced between long-lived, dependable production and exploration and development opportunities.

     As of December 31, 2001, we held total proved reserves equivalent to 671.4 million barrels of oil or 4.0 trillion cubic feet of gas. On a barrel of oil equivalent, or BOE, basis, 70 percent of our total proved reserves at December 31, 2001, were proved developed reserves. Our proved reserves are balanced with 52 percent being gas and 48 percent being oil and natural gas liquids, and we have a reserves-to-production ratio of 16 years based on December 31, 2001 reserves and 2001 production.

     Since 1998, we have devoted significant efforts and resources to hiring and developing a highly skilled exploration staff as well as acquiring and drilling a portfolio of exploration opportunities. Our commitment to exploration has resulted in significant discoveries during this period, such as the 1998 Sable oil field discovery in South Africa and the 1999 Aconcagua, 2000 Devils Tower and 2001 Falcon discoveries in the deepwater Gulf of Mexico. During 2002, we plan to spend a higher percentage of our capital on the development of these high-impact projects. We currently anticipate that our 2002 exploration efforts will be approximately 23 percent of total budgeted 2002 expenditures and will be concentrated domestically in the Gulf of Mexico and the onshore Gulf Coast area, and internationally in Gabon, South Africa and Tunisia.

     We expect the production from our long-lived reserves in the Spraberry, Hugoton and West Panhandle fields to provide stable cash flows to fund our development and exploration activities. We expect significant new production from the deepwater Gulf of Mexico and South Africa in 2002 and 2003 as we develop our recent exploration successes in those areas. We anticipate that daily production rates, on a BOE basis, will increase by 60 percent to 65 percent from the first quarter of 2002 to mid-2003 once the Sable, Aconcagua, Devils Tower and Falcon projects are all producing and giving effect to the recent acquisitions described below. We also expect, as a result of these projects, that our production on a BOE basis in 2003 will be approximately 60 percent from gas and approximately 40 percent from oil and natural gas liquids.

     Our executive offices are located at 5205 N. O'Connor Blvd., Suite 1400, Irving, TX 75039, and our telephone number is (972) 444-9001.

ACQUISITIONS

     We recently purchased an additional 30 percent working interest in the Falcon field development and associated acreage in the deepwater Gulf of Mexico for $55 million. We also have signed agreements to purchase the remaining 23 percent of the rights that we do not already own in our core area West Panhandle gas field, 100 percent of the West Panhandle reserves attributable to field fuel, 100 percent of the related West Panhandle field gathering system, and 10 blocks surrounding the Falcon discovery. The total purchase price for the West Panhandle transactions is $138 million. We expect to add approximately 137 Bcf of proved reserves at an acquisition cost of $0.93 per Mcf, settle related net obligations and purchase a gathering system through these acquisitions.

     Falcon Acquisition. We have purchased from Mariner Energy, Inc. a 25 percent working interest in the Falcon field development located in the East Breaks 579, 580 and 623 blocks, in approximately 3,400 feet of water, 100 miles east of Corpus Christi, Texas. Associated with the purchase, we will become the operator of the Falcon project by early May 2002. This will be our first operated deepwater Gulf of Mexico project. In addition, we are acquiring an additional 25 percent working interest from Mariner in 11 blocks that surround the Falcon discovery and that we acquired jointly with Mariner in August 2001. We plan to drill exploration prospects that have already been identified on these blocks in an effort to enhance production through the Falcon development system. The Mariner transaction has an effective date of January 1, 2002. We have also acquired a five percent working interest in the Falcon field development from another minority owner, with an effective date of July 1, 2001.

     As a result of these transactions, we will own a 75 percent working interest and operate the Falcon field development and related exploration blocks. Through the acquisitions, we expect incremental initial gas production of approximately 50 MMcfd commencing in the first quarter of 2003. We will be assuming approximately $31 million of additional 2002 capital requirements related to the 30 percent working interest we are acquiring in the Falcon transactions. We have implemented new gas hedges for 40 MMcfd for the first three years of production related to the acquisitions at an average price of $3.60 per Mcf.

     West Panhandle Acquisition. We have signed a definitive purchase and sale agreement with Colorado Interstate Gas Company and CIG Production Company, L.P., subsidiaries of El Paso Corporation ("CIG"), to acquire CIG's working interest and other rights in the gas produced from the West Panhandle gas field and CIG's 100 percent entitlement to all field fuel. We also have signed an agreement with Colorado Interstate Gas Company to acquire CIG's wholly-owned gathering system related to the West Panhandle field. Associated with these transactions, we will settle capital costs due to CIG, which at December 31, 2001, had a carrying value of $47 million and were reflected in other current and noncurrent liabilities, offset by the elimination of a $22 million gas imbalance receivable due to us, which was reflected in other current and noncurrent assets at December 31, 2001. In connection with the settlement of the capital cost obligation related to these assets, we expect to recognize an extraordinary charge of approximately $14 million for the early extinguishment of this obligation in the quarter in which the transaction closes. Annual interest savings of $9 million would be realized as a result of settling the capital cost obligation. In addition, we have agreed to acquire a 100 percent working interest from El Paso Production GOM Inc. in 10 deepwater Gulf of Mexico blocks that surround the Falcon discovery. The CIG transactions are subject to various closing conditions including consents to assign and certain regulatory approvals. The CIG transactions are expected to close in the third quarter of 2002.

     As a result of these transactions, we will own a 100 percent working interest in the West Panhandle field and gathering system. We expect incremental production of approximately 20 MMcfd from the West Panhandle Field transaction. We anticipate continuing our program of horizontal drilling in the field, where we have identified approximately 330 drilling locations.

HEDGING PROGRAM

     As a result of the recent increase in quoted future commodity prices, we have aggressively hedged our oil and gas production for the second half of 2002 and oil production for 2003 to protect our cash flow and lock in favorable returns on our new production. For 2002, we have hedges covering approximately 80 percent of expected North American gas production at an average NYMEX equivalent price of $3.85 per Mcf or greater and approximately 65 percent of expected worldwide oil production at an average NYMEX equivalent price of $25.00 per barrel or greater. For 2003, we have gas hedges covering approximately 31 percent of expected North American gas production at an average NYMEX equivalent price of $3.70 per Mcf and oil hedges covering approximately 29 percent of expected worldwide oil production at an average NYMEX equivalent price of $24.11 per barrel. Our hedges are with a diverse group of intermediaries, principally large U.S. banks that we believe represent minimal credit risk.

RECENT EXPLORATION ACTIVITY

     Our Awena Marin-1 well, the first of three wells to be drilled this year in the shallow water offshore Gabon, successfully extended the oil accumulation in the Lower Gamba sand previously established by the Olowi Marin-1 discovery well drilled in 2001. The Awena Marin-1 discovery was drilled approximately

13 kilometers (eight miles) southeast of the Olowi Marin-1 discovery to a total depth of approximately 3,600 feet and found nine feet of net oil pay in its primary target, the Lower Gamba sand, and 41 feet of higher quality reservoir sand in the Upper Gamba. The well penetrated the gas cap of the Upper Gamba, producing approximately 12 million cubic feet of gas per day during a two hour test.

     The Lower Gamba oil rim was found at the same depth as in the discovery well 13 kilometers away as predicted by our 3-D seismic model and could be an indicator that the oil rim is in communication between the two discoveries. We plan to use the well data to further refine our seismic model to target the location of the oil column within the Upper Gamba sand, and we are also evaluating the potential to commercialize the significant gas reservoir.

     We are currently participating in a deepwater Gulf of Mexico well being drilled to appraise the Ozona Deep discovery drilled in 2001. Later this year, we plan to test prospects near both our Falcon and Devils Tower discoveries to take advantage of the new infrastructure under development in those areas. On the Gulf of Mexico shelf, we plan to test the Gallop prospect, a deep gas prospect on trend with the Stirrup field discovered in 2001 that began producing gas on April 2, 2002. One or two additional deep gas tests on the Gulf of Mexico shelf could be drilled later in the year.

     We plan to continue to explore our extensive acreage position offshore South Africa by drilling at least two wells in 2002 to test oil and gas prospects refined with information from new 3-D seismic data surveys, and we plan to drill one to two Silurian and TAGI sand prospects in Tunisia in North Africa in 2002.

PUBLIC OFFERING OF COMMON STOCK

     On April 22, 2002, we completed a public offering of 11,500,000 shares of our common stock at $21.50 per share, with net proceeds to us of approximately $236.1 million. The net proceeds of that offering will be used primarily to finance our acquisitions in the Falcon discovery area of the deepwater Gulf of Mexico and in the West Panhandle gas field in the Texas Panhandle, and the remainder for other general corporate purposes. Pending these uses, we paid down our credit facility.

                                  THE OFFERING

Issuer.....................  Pioneer Natural Resources Company.

Securities Offered.........  $150 million aggregate principal amount of    %
                             Senior Notes due 2012.

Maturity...................  April   , 2012.

Interest Payment Dates.....  April   and October   of each year, commencing
                             October   , 2002.

Guarantee..................  Pioneer Natural Resources USA, Inc. will unconditionally guarantee the notes on an unsecured basis. None of our other subsidiaries will be a guarantor. The guarantee will terminate if the guarantor is released from its guarantee of our indebtedness under our credit facility or any refinancing thereof and is required to be reinstated if its guarantee under our credit facility or any refinancing thereof is subsequently reinstated. Pioneer USA has no borrowed money obligations and has no guarantees of borrowed money obligations except as guarantor for the notes, our $575 million credit facility, and $1,286 million of our other senior notes.

Ranking....................  The notes:

                             - are general unsecured senior obligations of
                               Pioneer,

                             - rank equally in right of payment with all our
                               existing and future unsecured senior debt, and

                             - are senior in right of payment to all our
                               existing and future subordinated debt.

                             The notes will be effectively subordinated in right of payment to all our existing and future secured debt, to the extent of the value of the assets securing such debt. Our $575 million credit facility is secured by a pledge of 65% of the outstanding stock of certain non-United States subsidiaries. Also, some of our subsidiaries are guarantors of our credit facility but will not guarantee the notes. Thus, the notes will be effectively subordinated to our credit facility to the extent of the value of the pledged stock and the other subsidiary guarantees. At March 31, 2002, after giving effect to our recently completed offering of common stock and application of $193 million of those net proceeds to pay for the acquisitions and the remaining $43.1 million of net proceeds to pay down our credit facility, and after giving effect to this offering and application of its estimated net proceeds, we would have had approximately $122.3 million of debt secured by property or the beneficiary of guarantees of certain subsidiaries in which the notes do not participate and that effectively rank senior in right of payment with the notes. Because Pioneer is a holding company that conducts all its operations through subsidiaries, the notes will be effectively subordinated to all obligations of our subsidiaries that are not guarantors of the notes. At March 31, 2002, our subsidiaries that are not guarantors of the notes did not have any indebtedness, other than guarantees by some of those subsidiaries of our credit facility. The indenture governing the notes restricts the ability of certain of our subsidiaries to incur future additional liabilities. Such restriction is subject to a number of significant qualifications that permit, among other things, the incurrence of debt under and guarantees of our credit facility. These restrictions on the incurrence of indebtedness may be terminated under certain circumstances, as described below. Our subsidiaries may also have other liabilities, including contingent liabilities.

                             The guarantee of the notes:

                             - will be a general unsecured obligation of Pioneer
                               USA,

                             - will rank equally in right of payment with all of
                               Pioneer USA's other senior unsecured debt, and

                             - will be senior in right of payment to any
                               subordinated indebtedness of Pioneer USA.

                             The guarantee could be effectively subordinated to all the obligations of Pioneer USA under certain circumstances. See "Description of Notes -- Guarantee" and "Description of Notes -- Ranking."

Redemption.................  We may redeem the notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption and a make-whole premium as described elsewhere in this prospectus supplement. See "Description of Notes -- Optional Redemption."

Principal Covenants........  The indenture governing the notes contains certain covenants that, among other things, restrict our ability under certain circumstances to create liens, to enter into sale and leaseback transactions, to incur additional indebtedness, to make certain restricted payments and to effect certain asset sales. These limitations will be subject to a number of significant exceptions and qualifications. See "Description of
                             Notes -- Certain Covenants."

                             For any period during which the notes receive an investment grade rating by either S&P or Moody's and no default or event of default has occurred and is continuing under the indenture governing the notes, we and our subsidiaries will not be required to comply with the covenants restricting the incurrence of additional indebtedness, the making of restricted payments and the sale of assets. See "Description of Notes -- Certain Covenants."

Repurchase Obligation upon
  Change of Control........  Upon the occurrence of a change of control, each holder of the notes may require us to purchase all or a portion of such holder's notes at 101% of the principal amount thereof together with accrued and unpaid interest to the date of purchase. See "Risk Factors -- Risks Relating to the Notes -- A change of control may adversely affect our liquidity and require refinancing of our credit facility" and "Description of Notes -- Change of Control."

Use of Proceeds............  We plan to use all of our estimated $146.6 million of net proceeds from the sale of the notes to repay revolving debt under our credit facility.

                                  RISK FACTORS

     If you purchase our notes, you will take on financial risk. Before buying our notes in this offering, you should carefully consider the risks described below, as well as other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

     Our business activities subject us to hazards and risks. The following is a summary of some of the material risks relating to our business activities.

  OUR PROFITABILITY IS HIGHLY DEPENDENT ON THE PRICES OF OIL, NATURAL GAS LIQUIDS AND GAS, WHICH HAVE HISTORICALLY BEEN VERY VOLATILE.

     Our revenues, profitability, cash flow and future rate of growth are highly dependent on prices of oil, natural gas liquids and gas, which are affected by numerous factors beyond our control. Oil, natural gas liquids and gas prices historically have been very volatile. For example, gas prices declined significantly in 2001 from levels reached in the second half of 2000 and early 2001. A significant downward trend in commodity prices, comparable to the commodity prices experienced in 1998, would have a material adverse effect on our revenues, profitability and cash flow and could result in a reduction in the carrying value of our oil and gas properties and an increase in our deferred tax asset valuation allowance.

  OUR DRILLING ACTIVITIES MAY NOT BE PRODUCTIVE.

     Drilling involves numerous risks, including the risk that we will not encounter any commercially productive gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     - unexpected drilling conditions,

     - pressure or irregularities in formations,

     - equipment failures or accidents,

     - fires, explosions, blow-outs and surface cratering,

     - marine risks such as capsizing, collisions and hurricanes,

     - adverse weather conditions, and

     - shortages or delays in the delivery of equipment.

     Our future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. Because of the percentage of our capital budget devoted to higher risk exploratory projects, it is likely that we will continue to experience exploration and abandonment expense.

     As part of our strategy, we explore for oil and gas offshore, sometimes in deep water or at deep drilling depths, where operations are more difficult and costly than on land or than at shallower depths and in shallower waters. Deep water operations may require a significant amount of time between a discovery and the time that we can market the oil or gas, increasing both the financial and operational risk involved with these activities.

  WE MAY BE REQUIRED TO RECOGNIZE NON-CASH CHARGES RELATING TO UNPROVED PROPERTY COSTS.

     We carried unproved property costs of $187.5 million at March 31, 2002, $187.8 million at December 31, 2001, and $229.2 million at December 31, 2000. United States generally accepted accounting principles require us to periodically evaluate these costs on a project-by-project basis in comparison to their estimated value. The following factors affect our evaluations:

     - results of exploration activities,

     - commodity price outlooks,

     - planned future sales, and

     - expiration of all or a portion of the leases, contracts and permits related to such projects.

If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the cost invested in each project, we will recognize non-cash charges in the earnings of future periods.

  OUR GROWTH DEPENDS ON OUR ABILITY TO ACQUIRE OIL AND GAS PROPERTIES ON A PROFITABLE BASIS.

     Acquisitions of producing oil and gas properties have been a key element of our growth. Our growth following the full development of our existing property base could be impeded if we are unable to acquire additional oil and gas properties on a profitable basis. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from reserves and to assess possible environmental liabilities. All of these factors affect whether an acquisition will ultimately generate cash flows sufficient to provide a suitable return on investment. Even though we perform a review of the properties we seek to acquire in a manner that we believe is consistent with industry practices, our reviews are often limited in scope.

  GULF OF MEXICO RESERVOIRS GENERALLY HAVE SHORT PRODUCTION PERIODS.

     Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from our domestic onshore reservoirs. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production.

  IF WE ARE UNABLE TO DISPOSE OF NON-STRATEGIC ASSETS AT ACCEPTABLE PRICES, THIS WOULD HINDER OUR ABILITY TO MAKE CAPITAL RESOURCES AVAILABLE FOR MORE STRATEGIC ACTIVITIES.

     We regularly review our property base for the purpose of identifying non-strategic assets, the disposition of which would increase capital resources available for other activities and create organizational and operational efficiencies. Various factors could materially affect our ability to dispose of non-strategic assets, including the availability of purchasers willing to purchase the non-strategic assets at prices acceptable to us.

  OUR OPERATION OF GAS PROCESSING PLANTS INVOLVES THE POTENTIAL FOR DAMAGE
  CLAIMS.

     We own interests in nine gas processing plants and four treating facilities. We operate six of the plants and all four treating facilities. There are significant risks associated with our operation of gas processing plants. Gas and natural gas liquids are volatile and explosive and may include carcinogens. Damage to, or improper operation of, a gas processing plant or facility could result in an explosion or the discharge of toxic gases, which could result in significant damage claims against us in addition to interrupting a revenue source.

  WE ARE NOT FULLY INSURED AGAINST OPERATING HAZARDS.

     Our operations are subject to all the risks normally incident to the oil and gas exploration and production business. These risks include blowouts, cratering, explosions and pollution and other environmental damage, any of which could result in substantial losses to us due to injury or loss of life, damage to or destruction of wells, production facilities or other property, clean-up responsibilities, regulatory investigations and penalties and suspension of operations. Although we currently maintain insurance coverage that we consider reasonable and that is similar to that maintained by comparable companies in the oil and gas industry, we are not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs.

  IN THE EVENT OF NONCOMPLIANCE, LIABILITIES UNDER ENVIRONMENTAL LAWS AND REGULATIONS COULD BE SUBSTANTIAL.

     The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases that could expose us to substantial liability due to pollution and other environmental damage. A variety of federal, state and foreign laws and regulations govern the environmental aspects of the oil and gas business. Noncompliance with these laws and regulations may subject us to penalties, damages or other liabilities, and compliance may increase the cost of our operations. Such laws and regulations may also affect the costs of acquisitions.

     Additionally, changes in environmental laws in the future could result in a curtailment of production or processing or a material increase in the costs of production, development, exploration or processing or could otherwise adversely affect our operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

  FACTORS OUTSIDE OF OUR CONTROL COULD IMPAIR OUR ABILITY TO SATISFY OUR DEBT OBLIGATIONS.

     We are a borrower under fixed-term senior notes and a line of credit. The terms of our borrowings under the senior notes and the line of credit specify scheduled debt repayments and require us to comply with covenants and restrictions. Our ability to comply with the debt repayment terms, associated covenants and restrictions is dependent on, among other things, factors outside of our direct control, such as commodity prices, interest rates and competition for available debt financing.

  THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE.

     We compete with other companies, producers and operators for acquisitions and in the exploration, development, production and marketing of oil and gas. Some of these competitors have substantially greater financial and other resources than us.

  PRESENT OR FUTURE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     Our business is regulated by a variety of federal, state, local and foreign laws and regulations. There can be no assurance that present or future regulations will not adversely affect our business and operations.

  WE HAVE INTERNATIONAL OPERATIONS THAT ARE SUBJECT TO INTERNATIONAL ECONOMIC AND POLITICAL RISKS.

     At December 31, 2001, approximately 22 percent of our proved reserves of oil, natural gas liquids and gas were located outside the United States (17 percent in Argentina, four percent in Canada and one percent in South Africa). The success and profitability of international operations may be adversely affected by risks associated with international activities, including:

     - economic and labor conditions,

     - political instability,

     - loss of revenue, property or equipment as a result of expropriation, nationalization, war or insurrection,

     - tax laws, including host country export, excise and income taxes and United States taxes on foreign subsidiaries, and

     - changes in the value of the United States dollar versus the local currencies in which oil and gas producing activities may be denominated.

To the extent that we are involved in international activities, changes in exchange rates may adversely affect our consolidated financial position, results of operations and liquidity.

  NUMEROUS UNCERTAINTIES EXIST IN ESTIMATING OUR QUANTITIES OF PROVED RESERVES AND FUTURE NET REVENUES.

     The estimates of proved reserves and related future net revenues set forth in this document are based on various assumptions which may prove to be inaccurate. Therefore, you should not construe those estimates as being accurate estimates of the current market value of our proved reserves.

RISKS RELATING TO THE NOTES

     In addition to the risks associated with our business, there are risks relating specifically to the notes that you should consider before making an investment decision.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO CERTAIN OF OUR DEBT.

     The notes and their guarantee will be senior unsecured obligations of Pioneer and Pioneer USA, respectively, and will rank equally with all of their other existing and future senior unsecured debt. However, the notes will be effectively subordinated to the secured indebtedness of Pioneer to the extent of the assets securing that indebtedness and will be effectively subordinated to indebtedness of Pioneer to the extent of guarantees of that indebtedness by subsidiaries of Pioneer other than Pioneer USA. See "Description of Bank Indebtedness." At March 31, 2002, on an as adjusted basis after giving effect to the receipt of the net proceeds from our recent issuance of 11,500,000 shares of common stock and the application of $193 million of those net proceeds to pay for acquisitions and the remainder to pay down our credit facility, and after giving effect to this offering and our application of the estimated net proceeds from the issuance to reduce outstanding indebtedness under our credit facility, the notes and the guarantees would have been effectively subordinated to approximately $122.3 million of obligations that are secured by the stock of certain of our foreign subsidiaries or guaranteed by certain of our subsidiaries other than Pioneer USA. Any future borrowing under our credit facility will be permitted, subject to the applicable terms, conditions and limitations and to the provisions of the indenture governing the notes. Subject to certain limitations, we may incur additional secured debt.

     Because Pioneer is a holding company that conducts all its operations through subsidiaries, the notes will be effectively subordinated to all obligations of our subsidiaries that are not guarantors of the notes. Our subsidiaries that are not guarantors of the notes do not have any indebtedness, other than guarantees by some of those subsidiaries of our credit facility. In addition, the guarantee of the notes will terminate if Pioneer USA is released from its guarantees of our indebtedness under our credit facility but is required to be reinstated if the guarantees under our credit facility are subsequently reinstated. In the event of any such termination, the notes would also be effectively subordinated to all obligations of Pioneer USA.

     Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

OUR HOLDING COMPANY STRUCTURE CREATES A DEPENDENCE ON THE EARNINGS OF OUR SUBSIDIARIES AND MAY IMPAIR OUR ABILITY TO REPAY THE NOTES.

     Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits.

A CHANGE OF CONTROL MAY ADVERSELY AFFECT OUR LIQUIDITY AND REQUIRE REFINANCING OF OUR CREDIT FACILITY.

     Upon a change of control, each holder of the notes will have the right to require us to repurchase all of such holder's notes at a price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, to the date of repurchase. See "Description of Notes -- Change of Control." A change of control would be a default under our credit facility. If we could not obtain a waiver of such default, we would be required to repay the indebtedness under our credit facility in full. Currently, after giving effect to the consummation of this offering and the application of our net proceeds, we would not have sufficient funds available to purchase all of the outstanding notes pursuant to a change of control offer or to repay all of the indebtedness under our credit facility. If a change of control occurs, we would likely be required to refinance the indebtedness under our credit facility and the notes. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

THE GUARANTEE BY OUR SUBSIDIARY RAISES FRAUDULENT CONVEYANCE CONSIDERATIONS.

     Our obligations under the notes will be fully and unconditionally guaranteed by Pioneer USA. Courts could use various fraudulent conveyance laws to subordinate or avoid the guarantee. It is also possible that under certain circumstances a court could hold that the direct obligations of Pioneer USA could be superior to the obligations under the guarantee of the notes.

     If a court were to find that, at the time Pioneer USA entered into the guarantee, either:

     - the guarantee was incurred by Pioneer USA with the intent to hinder, delay or defraud any present or future creditor or that Pioneer USA contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others, or

     - Pioneer USA did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, Pioneer USA:

          - was insolvent or rendered insolvent by reason of the issuance of the guarantee,

          - was engaged or about to engage in a business or transaction for which the remaining assets of Pioneer USA constituted unreasonably small capital, or

          - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then the court could, among other things, void all or a portion of the guarantee of the notes, or subordinate the guarantee to other existing and future debt of Pioneer USA. The result would be to entitle other creditors to be paid in full before any payment could be made on the guarantee of the notes. Among other things, a legal challenge to the guarantee might focus on the benefits, if any, realized by the Pioneer USA as a result of the issuance by us of the notes. To the extent the guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, you would cease to have any claim against Pioneer USA and would be a creditor solely of Pioneer.

THE NOTES CURRENTLY HAVE NO ESTABLISHED TRADING OR OTHER PUBLIC MARKET.

     We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any public market. We cannot assure you that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the price and liquidity of the notes could be adversely affected.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The forward-looking statements speak only as of the date made, and we undertake no obligation to update forward-looking statements. These forward-looking statements may be identified by the use of the words "believe," "expect," "anticipate," "will," "contemplate," "would" and similar expressions that contemplate future events. These statements appear in a number of places in the documents we incorporate by reference. All statements other than statements of historical fact included or incorporated in this prospectus supplement or the accompanying prospectus, including statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements.

     Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in our periodic reports incorporated in this prospectus by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning general economic conditions and possible or assumed future results of operations, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures, our realization of deferred tax assets, the level of future expenditures for environmental costs, and our management's strategies, plans and objectives.

     All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

                                USE OF PROCEEDS

     The net proceeds that we will receive from the sale of our notes in this offering are approximately $146.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.

     We plan to use all of our net proceeds to repay revolving debt under our credit facility. Our repayment of revolving debt with the net proceeds from this offering will increase our proportion of fixed rate debt to total debt. We may enter into derivative interest rate swaps to effectively eliminate all, or a portion of, the increase in fixed rate debt.

     At April 24, 2002, we had $195 million outstanding under our credit facility bearing interest at LIBOR plus 125 basis points. Our credit facility matures on March 1, 2005. See "Description of Bank Indebtedness" on page S-16. Some of the lenders under this credit facility are underwriters or affiliates of underwriters for this offering. See "Underwriting" on page S-44.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

                                         THREE MONTHS            YEAR ENDED DECEMBER 31,
                                            ENDED        ---------------------------------------
                                        MARCH 31, 2002   2001    2000    1999     1998     1997
                                        --------------   -----   -----   -----    -----    -----
Ratio of earnings to fixed
  charges(a)..........................        (b)         1.73    1.96     (b)      (b)      (b)

---------------

(a) The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

     - earnings consist of income before income taxes and cumulative effect of a change in accounting principle, plus fixed charges, net of preferred stock dividends of a consolidated subsidiary and capitalized interest; and

     - fixed charges consist of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense, and preferred stock dividends of a consolidated subsidiary.

(b) The ratio indicates a less than one-to-one coverage because the earnings are inadequate to cover the fixed charges during the three months ended March 31, 2002, and the years ended December 31, 1999, 1998, and 1997, by $5 million, $23 million, $731 million, and $1,378 million, respectively.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 2002, our consolidated historical capitalization and consolidated as adjusted capitalization reflecting

     - the receipt of net proceeds of $236.1 million from the issuance of 11,500,000 shares of our common stock on April 22, 2002 and estimated net proceeds of $146.6 million from the issuance of our notes in this offering,

     - our application of $193 million of the net proceeds of our common stock offering to fund our recently announced acquisitions, and

     - our application of the remaining $189.7 million of the net proceeds from both offerings to reduce outstanding indebtedness under our credit facility.

     You should read this table in conjunction with our unaudited consolidated financial statements for the three months ended March 31, 2002, included in our Current Report on Form 8-K filed with the SEC on April 25, 2002.

                                                                   MARCH 31, 2002
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN MILLIONS)
Long-term debt:
  Line of credit............................................  $   312.0     $   122.3
  8 7/8% senior notes due 2005 (including deferred hedge
     gains).................................................      160.4         160.4
  8 1/4% senior notes due 2007 (net of discount and
     including deferred hedge gains)........................      151.0         151.0
  6 1/2% senior notes due 2008 (net of discount and deferred
     hedge losses)..........................................      329.5         329.5
  9 5/8% senior notes due 2010 (net of discount)............      385.1         385.1
   % senior notes due 2012..................................         --         150.0
  7 1/5% senior notes due 2028 (net of discount)............      249.9         249.9
                                                              ---------     ---------
       Total long-term debt.................................    1,587.9       1,548.2
Stockholders' equity:
  Preferred stock, $.01 par value...........................         --            --
  Common stock, $.01 par value..............................        1.1           1.2
  Additional paid-in capital................................    2,462.3       2,698.3
  Treasury stock............................................      (42.4)        (42.4)
  Accumulated deficit.......................................   (1,326.5)     (1,326.5)
  Accumulated other comprehensive income (loss):
     Deferred hedge gains, net..............................      105.1         105.1
     Cumulative translation adjustment......................       (7.8)         (7.8)
                                                              ---------     ---------
       Total stockholders' equity...........................    1,191.8       1,427.9
                                                              ---------     ---------
          Total capitalization..............................  $ 2,779.7     $ 2,976.1
                                                              =========     =========
Total long-term debt to total capitalization................     57%          52%

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data is derived from our consolidated financial statements. This information is only a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are part of our Annual Report on Form 10-K for the year ended December 31, 2001. You should read our financial statements and other information filed with the SEC.

                                                  THREE MONTHS
                                                 ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                               -------------------   -----------------------------------------------------
                                                 2002       2001       2001       2000       1999       1998      1997(A)
                                               --------   --------   --------   --------   --------   --------   ---------
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas..............................  $  165.5   $  258.0   $  847.0   $  852.7   $  644.6   $  711.5   $   536.8
    Interest and other(b)....................       1.2        5.1       21.8       25.8       89.7       10.4         4.3
    Gain (loss) on disposition of assets,
      net....................................       (.1)       7.3        7.7       34.2      (24.2)       (.4)        4.9
                                               --------   --------   --------   --------   --------   --------   ---------
                                                  166.6      270.4      876.5      912.7      710.1      721.5       546.0
                                               --------   --------   --------   --------   --------   --------   ---------
  Costs and expenses:
    Oil and gas production...................      51.0       55.8      209.7      189.3      159.5      223.5       144.2
    Depletion, depreciation and
      amortization...........................      50.4       52.2      222.6      214.9      236.1      337.3       212.4
    Impairment of properties and
      facilities.............................        --         --         --         --       17.9      459.5     1,356.4
    Exploration and abandonments.............      21.1       22.9      127.9       87.5       66.0      121.9        77.2
    General and administrative...............      11.9       10.4       37.0       33.3       40.2       82.6        48.8
    Reorganization...........................        --         --         --         --        8.5       33.2          --
    Interest.................................      26.3       35.6      131.9      162.0      170.3      164.3        77.5
    Other(c).................................       8.3       25.2       39.6       67.2       34.7       30.0         7.1
                                               --------   --------   --------   --------   --------   --------   ---------
                                                  169.0      202.1      768.7      754.2      733.2    1,452.3     1,923.6
                                               --------   --------   --------   --------   --------   --------   ---------
  Income (loss) before income taxes and
    extraordinary items......................      (2.4)      68.3      107.8      158.5      (23.1)    (730.8)   (1,377.6)
  Income tax benefit (provision).............        .4        (.4)      (4.0)       6.0         .6      (15.6)      500.3
                                               --------   --------   --------   --------   --------   --------   ---------
  Income (loss) before extraordinary items...      (2.0)      67.9      103.8      164.5      (22.5)    (746.4)     (877.3)
  Extraordinary items........................        --         --       (3.8)     (12.3)        --         --       (13.4)
                                               --------   --------   --------   --------   --------   --------   ---------
  Net income (loss)..........................  $   (2.0)  $   67.9   $  100.0   $  152.2   $  (22.5)  $ (746.4)  $  (890.7)
                                               ========   ========   ========   ========   ========   ========   =========
  Income (loss) before extraordinary items
    per share:
    Basic....................................  $   (.02)  $    .69   $   1.05   $   1.65   $   (.22)  $  (7.46)  $  (16.88)
                                               ========   ========   ========   ========   ========   ========   =========
    Diluted..................................  $   (.02)  $    .68   $   1.04   $   1.65   $   (.22)  $  (7.46)  $  (16.88)
                                               ========   ========   ========   ========   ========   ========   =========
  Net income (loss) per share:
    Basic....................................  $   (.02)  $    .69   $   1.01   $   1.53   $   (.22)  $  (7.46)  $  (17.14)
                                               ========   ========   ========   ========   ========   ========   =========
    Diluted..................................  $   (.02)  $    .68   $   1.00   $   1.53   $   (.22)  $  (7.46)  $  (17.14)
                                               ========   ========   ========   ========   ========   ========   =========
  Dividends per share........................  $     --   $     --   $     --   $     --   $     --   $    .10   $     .10
                                               ========   ========   ========   ========   ========   ========   =========
  Weighted average shares outstanding:
    Basic....................................     104.1       98.4       98.5       99.4      100.3      100.1        52.0
                                               ========   ========   ========   ========   ========   ========   =========
    Diluted..................................     104.1       99.7       99.7       99.8      100.3      100.1        52.0
                                               ========   ========   ========   ========   ========   ========   =========

                                                   THREE MONTHS
                                                  ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                  2002       2001       2001       2000       1999       1998     1997(A)
                                                --------   --------   --------   --------   --------   --------   --------
                                                                              (IN MILLIONS)
STATEMENT OF CASH FLOWS DATA:
  Cash flows from operating activities........  $   50.0   $  131.7   $  475.6   $  430.1   $  255.2   $  314.1   $  228.2
  Cash flows from investing activities........  $  (38.8)  $  (88.8)  $ (422.7)  $ (194.5)  $  199.0   $ (517.0)  $ (341.2)
  Cash flows from financing activities........  $   (8.1)  $  (50.5)  $  (64.0)  $ (244.1)  $ (479.1)  $  190.9   $  166.0
BALANCE SHEET DATA (AS OF DECEMBER 31):
  Working capital (deficit)(d)................  $  (46.9)  $ (153.1)  $   27.4   $  (25.1)  $  (13.7)  $ (324.8)  $   46.6
  Property, plant and equipment, net..........  $2,828.0   $2,557.1   $2,784.3   $2,515.0   $2,503.0   $3,034.1   $3,515.8
  Total assets................................  $3,163.3   $2,922.2   $3,271.1   $2,954.4   $2,929.5   $3,481.3   $4,153.0
  Long-term obligations.......................  $$1,751.7  $1,744.8   $1,743.7   $1,804.5   $1,914.5   $2,101.2   $2,124.0
  Total stockholders' equity..................  $1,191.8   $  841.0   $1,285.4   $  904.9   $  774.6   $  789.1   $1,548.8

---------------

(a) Includes amounts relating to the acquisition of Mesa Inc. in August 1997 and Chauvco Resources Ltd. in December 1997.

(b) 1999 includes $41.8 million of option fees and liquidated damages paid to us for a transaction that did not close and $30.2 million of income associated with an excise tax refund.

(c) Other expense for the three months ended March 31, 2002, includes $5.4 million and $2.2 million of charges for the remeasurement of Argentine peso-denominated net monetary assets and Canadian gas market losses, respectively. Other expense for the year ended December 31, 2001, includes $11.5 million, $9.9 million and $7.7 million of charges for changes in the fair values of derivatives excluded from hedge accounting treatment, Canadian gas marketing losses, and the remeasurement of Argentine peso-denominated net monetary assets and adjustments to reduce the carrying value of Argentine lease and well equipment inventory to market value, respectively. Other expense for the three months ended March 31, 2002, and the years ended December 31, 2000, 1999 and 1998, include non-cash mark-to-market charges for changes in the fair values of non-hedge financial instruments of $8.8 million, $58.5 million, $27.0 million and $21.2 million, respectively.

(d) The 1998 working capital deficit includes $306.5 million of current maturities of long-term debt.

                        DESCRIPTION OF BANK INDEBTEDNESS

     We currently have a credit facility with Bank of America, N.A. as administrative agent, Credit Suisse First Boston as documentation agent, J.P. Morgan Chase as syndication agent, and other lenders with commitments aggregating $575 million and outstanding borrowings as of April 24, 2002, of $195 million. We must pay the indebtedness under our credit facility no later than March 1, 2005.

     Indebtedness under our credit facility bears interest at our option based on:

     - a base rate equal to the higher of the prime rate of Bank of America, N.A. or a rate per annum based on the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, plus 50 basis points; plus a eurodollar margin less 125 basis points,

     - a eurodollar rate, substantially equal to the London Interbank Offered Rate, plus a eurodollar margin, or

     - a fixed rate (for aggregate advances not exceeding $50 million) as quoted by the lenders in response to a request by us.

     The eurodollar margin is based on a grid of our debt ratings and our total leverage ratio, which is a ratio of our total debt to earnings before gain or loss on the disposition of assets; interest expense; income taxes; depreciation, depletion and amortization expense; exploration and abandonment expense and other noncash expenses. As of March 31, 2002, the eurodollar margin was 125 basis points. The weighted average interest rate on our credit facility for the three months ended March 31, 2002, was 3.84% percent.

     Our credit facility imposes restrictive covenants on us, including:

     - the maintenance of a total leverage ratio not to exceed 4.00 to 1.00 through September 30, 2002 and 3.75 to 1.00 after that date;

     - the maintenance of an annual ratio of the net present value of our oil and gas properties to total debt of at least 1.25 to 1.00;

     - the maintenance of a minimum consolidated tangible net worth as of the end of any quarter equal to the sum of $658 million plus 50% of our net income, if positive, for such quarter, plus 50% of net cash proceeds of the issuance of equity by us during such quarter;

     - a limitation on our total debt; and

     - restrictions on certain payments.

     The following subsidiaries of ours have guaranteed our credit facility:

     - Pioneer USA,

     - Pioneer International Resources Company, which owns our Canadian and Argentine subsidiaries, and

     - Westpan NGL Co., which owns some of our West Panhandle field assets.

     Pioneer USA has pledged 65% of the outstanding stock of (a) Pioneer Natural Resources (Cayman) Ltd., a Cayman exempted company that has nominal assets, (b) Pioneer Resources Africa Ltd., a Bahamas entity that indirectly owns our Gabon assets, and (c) Pioneer Natural Resources South Africa (Pty) Limited, a South African corporation that owns our South African assets. Pioneer International Resources Company has pledged 65% of the outstanding stock of Pioneer Natural Resources Canada, Inc., an Alberta, Canada limited liability company that owns our Canadian assets and indirectly owns our Argentine assets.

                              DESCRIPTION OF NOTES

     You can find the definitions of capitalized terms used in this description under "-- Certain Definitions." In this description, the words "we," "us," "our" or "Pioneer" refer only to Pioneer and not to any of its subsidiaries.

     The terms of the notes we are offering are described below. The notes are described in the prospectus that follows this prospectus supplement. The provisions described below supplement, and to the extent they conflict they supersede, the information in the prospectus with respect to the notes.

     We will issue the notes under the indenture dated as of January 13, 1998, between Pioneer and The Bank of New York, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

     We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

PRINCIPAL, MATURITY AND INTEREST

     The notes will be unsecured senior obligations of Pioneer, initially
limited to $150 million aggregate principal amount, and will mature on April   ,
2012. We may, without the consent of the holders, increase such aggregate principal amount in the future, on the same terms and conditions and with the same CUSIP numbers as the notes offered by this prospectus supplement. We will not issue any such additional notes unless the additional notes are fungible with the notes offered by this prospectus supplement for United States federal income tax purposes. The notes will bear interest at the rate per annum shown on the cover page of this prospectus supplement from the date of original issuance, or from the most recent date to which interest has been paid or provided for,
commencing October   , 2002. Interest will be payable semiannually to those
persons who were holders of record at the close of business on the           and
          immediately preceding each interest payment date. We will pay interest
on overdue principal at   % per annum in excess of the stated rate of interest,
and we will pay interest on overdue installments of interest at that higher rate to the extent lawful. Interest will be paid on the basis of a 360-day year comprised of twelve 30-day months.

GUARANTEE

     Our obligations under the indenture, including the repurchase obligation resulting from a change of control, will be unconditionally guaranteed on an unsecured basis by Pioneer USA. This guarantee will terminate if Pioneer USA is released from its guarantee of our credit facility. The guarantee is required to be reinstated if Pioneer USA's guarantee of our credit facility is subsequently reinstated.

     Subject to the prior paragraph, Pioneer USA may not consolidate or merge with or into any person, or sell all or substantially all its assets, unless either:

          (1) Pioneer USA shall be the continuing person in the case of a merger, or

          (2) the resulting, surviving or transferee person, if other than Pioneer USA, shall be a corporation organized and existing under the laws of the United States, any state, or the District of Columbia, and shall expressly assume all of the obligations of Pioneer USA under the guarantee.

Violation of this covenant will constitute an event of default with respect to the notes.

     Pioneer USA has no borrowed money obligations and has no guarantees of borrowed money obligations except as guarantor of the notes, our credit facility and our Existing Notes.

     Although holders of the notes will be direct creditors of Pioneer USA by virtue of this guarantee, existing or future creditors of Pioneer USA, a trustee in bankruptcy, or Pioneer USA as debtor-in-possession could avoid or subordinate the guarantee under fraudulent conveyance laws if it were successful in establishing that:

          (1) the guarantee was incurred with intent to hinder, delay or defraud any present or future creditor, or

          (2) Pioneer USA did not receive fair consideration or reasonably equivalent value for issuing the guarantee and that it

             (A) was insolvent at the time of the issuance,

             (B) was rendered insolvent by reason of the issuance,

             (C) was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or

             (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

Among other things, a legal challenge of the guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by Pioneer USA as a result of our issuance of the notes. To the extent the guarantee was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to have any claim in respect of Pioneer USA, would be creditors solely of Pioneer, and may be required to return all amounts received pursuant to the voided guarantee.

     The measure of insolvency for purposes of the preceding paragraph will vary, depending upon the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

     None of our other direct or indirect subsidiaries will be a guarantor of the notes.

RANKING

     The notes will be:

     - our general unsecured senior obligations;

     - equal ("pari passu") in ranking with all of our existing and future senior unsecured indebtedness;

     - senior in right of payment to all of our existing and future subordinated indebtedness; and

     - guaranteed on a senior unsecured basis by Pioneer USA.

     At March 31, 2002, we had approximately $1,286 million of indebtedness for borrowed money ranking pari passu in right of payment with the notes.

     The notes will be effectively subordinated in right of payment to all existing and future secured or guaranteed indebtedness of Pioneer and Pioneer USA to the extent of the value of the assets securing such indebtedness or of the value of the subsidiaries providing the guarantees .

     At March 31, 2002, after giving effect to our recent offering of common stock and application of $193 million to finance our recently announced acquisitions and the remainder to pay down our credit facility, and after giving effect to this offering and the application of our estimated net proceeds from this offering to pay down our credit facility, we would have had approximately $122.3 million of indebtedness for borrowed money ranking senior in right of payment to the notes because of pledges of subsidiary stock and guarantees by subsidiaries other than Pioneer USA.

     Our subsidiaries that are not guarantors of the notes do not have any indebtedness for borrowed money, excluding guarantees by some of those subsidiaries with respect to our credit facility.

     The indenture restricts the ability of Pioneer and our Restricted Subsidiaries to incur additional liabilities in the future. Such restriction, however, is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

     If Pioneer USA's guarantee of our credit facility is terminated, then its guarantee of the notes will also terminate. The indenture requires the guarantee to be reinstated if Pioneer USA's guarantee of our credit facility is subsequently reinstated. If Pioneer USA subsequently guarantees or incurs other debt, then the notes will be effectively subordinated to such debt or guarantees to the extent of the value of such debt or guarantees of Pioneer USA unless Pioneer USA voluntarily provides a new guarantee of the notes.

     Substantially all of our operating income and cash flow is generated by our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided in part by distributions or advances from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting our debt service obligations, including the payment of principal and interest on the notes.

     The guarantee of the notes will be a general unsecured obligation of Pioneer USA ranking pari passu in right of payment with all other senior unsecured indebtedness of Pioneer USA and will be senior in right of payment to any subordinated indebtedness of Pioneer USA. Pioneer USA has guaranteed the Existing Notes, which guarantees will be pari passu with the guarantee of the notes. The guarantee will be effectively subordinated in right of payment to any secured indebtedness of Pioneer USA, including under our credit facility, to the extent of the value of the assets securing such indebtedness. The guarantee could also be effectively subordinated to all the obligations of Pioneer USA under certain circumstances. See "Description of Notes -- Guarantee."

OPTIONAL REDEMPTION

     The notes will be redeemable at any time, at our option, in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to the sum of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption) plus a make-whole premium described below, if any. In no event will a redemption price ever be less than 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption.

     The amount of the make-whole premium with respect to any note (or portion of a note) to be redeemed will be equal to the excess, if any, of:

          (1) the sum of the present values, calculated as of the date of redemption, of:

             (A) each interest payment that, but for such redemption, would have been payable on the note (or portion of the note) being redeemed on each interest payment date occurring after the date of redemption (excluding any accrued interest for the period prior to the date of redemption); and

             (B) the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion of the note) being redeemed; over

          (2) the principal amount of the note (or portion of the note) being redeemed.

     The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the date of redemption at a discount rate equal to the treasury yield described below plus 50 basis points.

     The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us; provided that if we fail to make the appointment at least 45 business days prior to the date of redemption, or if the institution so appointed is unwilling or unable to make the calculation, the calculation will be made by Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the trustee.

     For purposes of determining the make-whole premium, the treasury yield shall be a rate of interest per annum equal to the weekly average yield to maturity of United States treasury notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The treasury yield will be determined as of the third business day immediately preceding the applicable date of redemption.

     The weekly average yields of United States treasury notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release. If such statistical release sets forth a weekly average yield for United States treasury notes having a constant maturity that is the same as the remaining term of the notes, then the treasury yield will be equal to such weekly average yield. In all other cases, the treasury yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States treasury notes that have a constant maturity closest to and greater than the remaining term of the notes and the United States treasury notes that have a constant maturity closest to and less than the remaining term of the notes (in each case as set forth in the statistical release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States treasury notes are not available in the Statistical Release or otherwise, then the treasury yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

     In the case of any partial redemption, the trustee will select the notes for redemption on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a change of control), each Holder shall have the right to require that Pioneer repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of Pioneer; provided, however, that the Permitted Holders do not have the right or ability by contract or otherwise to elect or designate for election a majority of Pioneer's board of directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any voting stock of a person (the "specified person") held by any other person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2) individuals who on the date the notes are issued constituted Pioneer's board of directors (together with any new directors whose election by such board of directors or whose nomination for election by Pioneer's shareholders was approved by a vote of 66 2/3% of the directors of Pioneer then still in office who were either directors on the date the notes are issued or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Pioneer's board of directors then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of Pioneer; or

          (4) the sale of all or substantially all the assets of Pioneer (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which the transferee person becomes the obligor in respect of the notes and a subsidiary of the transferor of such assets.

     Within 30 days following any change of control, we will mail a notice to each holder with a copy to the trustee stating:

          (1) that a change of control has occurred and that such holder has the right to require us to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such change of control (including information with respect to pro forma historical income and capitalization after giving effect to such change of control);

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions that a holder must follow in order to have its notes purchased.

     We will not be required to offer to purchase the notes following a change of control if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under such change of control offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of notes as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described in this prospectus supplement, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described in this prospectus supplement by virtue of our compliance with such securities laws or regulations.

     The change of control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control purchase feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limi-tation on Liens" and "-- Limitation on Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     Our credit facility provides that certain change of control events with respect to us constitute a default under our credit facility. Any future credit agreements may also provide that the occurrence of certain change of control events with respect to us would constitute a default thereunder and may further contain restrictions and provisions prohibiting us from purchasing any notes prior to a specified time. If a change of control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to offer to purchase the notes would constitute a default under the indenture, which would, in turn, constitute a default under such credit agreements.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of specified events that would constitute a change of control or require the repurchase of such indebtedness upon a change of control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a change of control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

SINKING FUND

     There will be no mandatory sinking fund payments for the notes.

BOOK-ENTRY, DELIVERY AND FORM

     Except as described below, the notes sold will initially be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the DTC or its participants directly to discuss these matters.

     DTC had advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered under Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

     We expect that pursuant to procedures established by DTC:

     - upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the underwriters with an interest in the global note; and

     - ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     - will not be entitled to have notes represented by the global note registered in their names;

     - will not receive or be entitled to receive physical delivery of certificated notes; and

     - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

     Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     Although DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, DTC is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor as such notes in denominations of U.S.$1,000 and integral multiples thereof only if:

          (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global notes or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor Depositary is not appointed by Pioneer within 90 days,

          (2) Pioneer in its discretion at any time determines not to have all of the notes represented by the global notes,

          (3) an event of default has occurred and is continuing, or

          (4) upon the occurrence of certain other events.

     Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the global notes are not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

SAME-DAY PAYMENT

     The indenture will require that payments in respect of notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CERTAIN COVENANTS

     Set forth below are summaries of certain covenants contained in the indenture. During any period of time that:

          (a) the notes have an Investment Grade Rating from either of the Rating Agencies and

          (b) no default or event of default has occurred and is continuing under the indenture,

Pioneer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

     - "-- Limitation on Indebtedness,"

     - "-- Limitation on Restricted Payments,"

     - "-- Limitation on Sales of Assets and Subsidiary Stock," and

     - "-- Limitation on Affiliate Transactions."

If Pioneer and its Restricted Subsidiaries are not subject to such covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings so that the notes do not have an Investment Grade Rating from either Rating Agency, or a default or event of default occurs and is continuing, then Pioneer and the Restricted Subsidiaries will thereafter again be subject to the covenants and compliance with the Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, default or event of default will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from the date the notes are issued.

  Limitation on Indebtedness

     (a) Pioneer will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided, however, that Pioneer and its Restricted Subsidiaries will be entitled to incur Indebtedness if, on the date of such incurrence and after giving effect thereto on a pro forma basis no default has occurred and is continuing and, the Consolidated Coverage Ratio exceeds 2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), so long as no default has occurred and is continuing, Pioneer and its Restricted Subsidiaries will be entitled to incur any or all of the following Indebtedness:

          (1) Indebtedness incurred pursuant to our credit facility, including any amendment, modification, supplement, extension, restatement, replacement (including replacement after the termination of such credit facility), restructuring, increase, renewal, or Refinancing thereof from time to time in one or more agreements or instruments; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of
     (i) $675.0 million less the sum of all principal payments since April 11, 2000, with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (ii) an amount equal to the sum of (a) $100.0 million and (b) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

          (2) Indebtedness owed to and held by Pioneer or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any capital stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Pioneer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

          (3) the notes;

          (4) Indebtedness outstanding on April 11, 2000, (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such subsidiary was acquired by Pioneer (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such subsidiary became a subsidiary or was acquired by Pioneer);

          (6) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a subsidiary incurred pursuant to clause (5), such Refinancing Indebtedness shall be incurred only by such subsidiary;

          (7) hedging obligations consisting of interest rate protection agreements directly related to Indebtedness permitted to be incurred pursuant to the indenture;

          (8) non-recourse Indebtedness;

          (9) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of Pioneer or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

          (10) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or guarantees of the same or similar matters in connection with the acquisition or disposition of property;

          (11) Indebtedness under commodity price protection agreements and currency exchange protection agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of Pioneer and its Restricted Subsidiaries;

          (12) Indebtedness consisting of the guarantee of Pioneer USA (including any reinstatement of such guarantee) and any guarantee by Pioneer or a subsidiary of Pioneer of Indebtedness incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (7), (11) or (13) or pursuant to clause (6) to the extent the Refinancing Indebtedness incurred under such clause directly or indirectly Refinances Indebtedness incurred pursuant to paragraph (a) or pursuant to clauses (3) or (4); and

          (13) Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness of Pioneer outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $50 million.

     (c) Notwithstanding the foregoing, neither Pioneer nor any subsidiary guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any subordinated obligations of Pioneer or any subsidiary guarantor unless such Indebtedness shall be subordinated to the notes or the applicable subsidiary guarantee to at least the same extent as such subordinated obligations.

     (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Pioneer, in its sole discretion, will classify such item of Indebtedness at the time of incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) Pioneer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     (e) For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. dollar equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency exchange protection agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency exchange protection agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the U.S. dollar equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. dollar equivalent was determined based on a currency exchange protection agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. dollar equivalent of such excess will be determined on the date such Refinancing Indebtedness is incurred.

  Limitation on Restricted Payments

     (a) Pioneer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Pioneer or such Restricted Subsidiary makes such Restricted Payment:

          (1) a default shall have occurred and be continuing (or would result therefrom);

          (2) Pioneer is not entitled to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since April 11, 2000, would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2000, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its capital stock (other than Disqualified Stock) after April 11, 2000, (other than an issuance or sale to a subsidiary of Pioneer and other than an issuance or sale to an employee stock ownership plan or to a trust established by Pioneer or any of its subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by Pioneer from its shareholders after April 11, 2000, plus

             (C) the amount by which Indebtedness of Pioneer is reduced on Pioneer's balance sheet upon the conversion or exchange (other than by a subsidiary of Pioneer) after April 11, 2000, of any Indebtedness of Pioneer convertible or exchangeable for capital stock (other than Disqualified Stock) of Pioneer (less the amount of any cash, or the fair value of any other property, distributed by Pioneer upon such conversion or exchange); plus

             (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by Pioneer or any Restricted Subsidiary in any person resulting from repurchases, repayments or redemptions of such Investments by such person, proceeds realized on the sale of such Investment, proceeds representing the return of capital (excluding dividends and distributions), in each case received by Pioneer or any Restricted Subsidiary, and (y) to the extent such person is an Unrestricted Subsidiary, the portion (proportionate to Pioneer's equity interest in such subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Pioneer or any Restricted Subsidiary in such person or Unrestricted Subsidiary; plus

             (E) $25 million.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, capital stock of Pioneer (other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of Pioneer or an employee stock ownership plan or to a trust established by Pioneer or any of its subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Pioneer from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

          (4) so long as no default has occurred and is continuing, the repurchase or other acquisition of shares of capital stock of Pioneer or any of its subsidiaries from employees, former employees, directors or former directors of Pioneer or any of its subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by Pioneer's board of directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such capital stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $3 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) Pioneer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) Pioneer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by Pioneer's board of directors, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by Pioneer or such Restricted Subsidiary is in the form of cash, cash equivalents, Additional Assets or any combination thereof ("Permitted Consideration"); provided, however, that Pioneer and its Restricted Subsidiaries shall be permitted to receive property other than Permitted Consideration, so long as the aggregate fair market value, as determined in the good faith of Pioneer's board of directors, of all such property other than Permitted Consideration received from Asset Dispositions and held by Pioneer and the Restricted Subsidiaries at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Pioneer (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent Pioneer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of Pioneer or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to Pioneer or an affiliate of Pioneer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Pioneer elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Indebtedness of Pioneer designated by Pioneer) to purchase notes (and such other Senior Indebtedness of Pioneer) pursuant to and subject to the conditions contained in the Indenture;

             provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Pioneer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, Pioneer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in temporary cash investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of Pioneer or any Restricted Subsidiary and the release of Pioneer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by Pioneer or any Restricted Subsidiary from the transferee that are promptly converted by Pioneer or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Indebtedness of Pioneer) pursuant to clause (a)(3)(C) above, Pioneer will purchase notes tendered pursuant to an offer by Pioneer for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of Pioneer was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of Pioneer, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, Pioneer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. Pioneer shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of Pioneer) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) Pioneer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Pioneer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

  Limitation on Affiliate Transactions

     (a) Pioneer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any affiliate of Pioneer unless:

          (1) the terms of such affiliate transaction are no less favorable to Pioneer or such Restricted Subsidiary than those that could be obtained at the time of the affiliate transaction in arm's-length dealings with a person who is not an affiliate;

          (2) if such affiliate transaction involves an amount in excess of $1.0 million but less than $5.0 million, an officer of Pioneer certifies that such affiliate transaction complies with clause (1) of this paragraph, evidenced by an officer's certificate delivered to the trustee;

          (3) if such affiliate transaction involves an amount equal to or in excess of $5.0 million but less than $20.0 million, the terms of the affiliate transaction are set forth in writing and a majority of the non-employee directors of Pioneer disinterested with respect to such affiliate transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant affiliate transaction as evidenced by a resolution of Pioneer's board of directors; and

          (4) if such affiliate transaction involves an amount equal to or in excess of $20.0 million, Pioneer's board of directors shall also have received a written opinion from an investment banking firm of national prominence that is not an affiliate of Pioneer to the effect that such affiliate transaction is fair, from a financial standpoint, to Pioneer and its Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by Pioneer's board of directors;

          (3) loans or advances to officers, directors or employees in the ordinary course of business of Pioneer or its Restricted Subsidiaries;

          (4) the payment of reasonable fees to directors of Pioneer and its Restricted Subsidiaries who are not employees of Pioneer or its Restricted Subsidiaries;

          (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an affiliate transaction solely because Pioneer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (6) the issuance or sale of any capital stock (other than Disqualified Stock) of Pioneer;

          (7) indemnities of officers, directors or employees of Pioneer or any subsidiary consistent with such person's charter, bylaws and applicable statutory provisions;

          (8) any severance or employment agreement entered into by Pioneer or any of its Restricted Subsidiaries in the ordinary course of business; and

          (9) any transaction or series of transactions pursuant to any agreement or obligation of Pioneer or any of its Restricted Subsidiaries in effect on the original issue date of the notes.

     Limitation on Liens. Pioneer will not, and will not permit any of its subsidiaries to, create or permit to exist any Liens upon any Principal Property or any shares of stock or Indebtedness of any subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) unless all payments due under the indenture with respect to the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require Pioneer to secure the notes if the Liens consist of either (a) Permitted Liens or (b) Liens securing excepted indebtedness as described below.

     Limitation on Sale and Leaseback Transactions. Neither Pioneer nor any of its subsidiaries will enter into any Sale and Leaseback Transaction with respect to any Principal Property unless either (a) Pioneer or such subsidiary would be entitled, pursuant to the provisions of the indenture, to incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the notes pursuant to the covenant described above in "Limitation on Liens," or (b) Pioneer, within six months after the effective date of such transaction, applies to the voluntary defeasance or retirement of its funded debt an amount equal to the Attributable Indebtedness of such transaction.

     Excepted Indebtedness. Notwithstanding the foregoing limitations on Liens and Sale and Leaseback Transactions, Pioneer and its subsidiaries may issue, assume, or guarantee Indebtedness secured by a Lien without securing the notes, or may enter into Sale and Leaseback Transactions without defeasing or retiring funded debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the Attributable Indebtedness of all such Sale and Leaseback Transactions does not at any time exceed 15% of Adjusted Consolidated Net Tangible Assets.

     The covenants described above will be subject to defeasance by Pioneer under some circumstances. See "Description of Debt Securities -- Satisfaction and Discharge of the Indenture; Defeasance" in the accompanying prospectus.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. Pioneer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes. We may have banking relationships in the ordinary course of business with The Bank of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

     "Additional Assets" means any:

          (1) property (other than Indebtedness or capital stock) used in the oil and gas business;

          (2) capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Pioneer or another Restricted Subsidiary; or

          (3) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary;

     provided, however, that any such Restricted Subsidiary described in clauses
(2) or (3) above is primarily engaged in the oil and gas business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

          (a) the sum of:

          (i) discounted future net revenues from proved oil and gas reserves of Pioneer and its subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by Pioneer in a reserve report prepared as of the end of Pioneer's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

             (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

             (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from

             (C) estimated proved oil and gas reserves produced or disposed of since such year end, and

             (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), in each case as estimated by Pioneer's petroleum engineers or any independent petroleum engineers engaged by the Pioneer for that purpose;

          (ii) the capitalized costs that are attributable to oil and gas properties of Pioneer and its subsidiaries to which no proved oil and gas reserves are attributable, based on Pioneer's books and records as of a date no earlier than the date of Pioneer's latest available annual or quarterly financial statements;

          (iii) the net working capital on a date no earlier than the date of Pioneer's latest annual or quarterly financial statements; and

          (iv) the greater of

             (A) the net book value of other tangible assets of Pioneer and its subsidiaries, as of a date no earlier than the date of Pioneer's latest annual or quarterly financial statement, and

             (B) the appraised value, as estimated by independent appraisers, of other tangible assets of Pioneer and its subsidiaries, as of a date no earlier than the date of Pioneer's latest audited financial statements; minus

          (b) the sum of:

          (i) minority interests;

          (ii) any net gas balancing liabilities of Pioneer and its subsidiaries reflected in Pioneer's latest audited financial statements;

          (iii) to the extent included in (a) (i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in Pioneer's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Pioneer and its subsidiaries with respect to volumetric production payments (determined, if applicable, using the schedules specified with respect thereto); and

          (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to dollar-denominated production payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified (a) (i) above, would be necessary to fully satisfy the payment obligations of Pioneer and its subsidiaries with respect to dollar-denominated production payments (determined, if applicable, using the schedules specified with respect thereto).

     If Pioneer changes its method of accounting from the successful efforts method to the full cost or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if Pioneer were still using the successful efforts method of accounting.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Pioneer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a person other than Pioneer or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of Pioneer or any Restricted Subsidiary; or

          (3) any other assets of Pioneer or any Restricted Subsidiary outside of the ordinary course of business of Pioneer or such Restricted Subsidiary

     (other than, in the case of clauses (1), (2) and (3)

             (A) a disposition by a Restricted Subsidiary to Pioneer or by Pioneer or a Restricted Subsidiary to a Restricted Subsidiary;

             (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment (including transfers of assets to an oil and gas royalty trust);

             (C) a disposition of assets with a fair market value of less than $5,000,000;

             (D) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

             (E) the abandonment, farm-out, lease or sublease of developed or undeveloped crude oil and natural gas properties in the ordinary course of business;

             (F) the trade or exchange by Pioneer or any Restricted Subsidiary of any crude oil and natural gas property owned or held by Pioneer or such Restricted Subsidiary for any crude oil and natural gas property owned or held by another person;

             (G) the sale or transfer of mineral products or surplus or obsolete equipment, in each case in the ordinary course of business; and

             (H) any disposition that constitutes a change of control.

     "Attributable Indebtedness" with respect to a Sale and Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale and Leaseback Transaction is a capitalized lease obligation, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale and Leaseback Transaction is not a capitalized lease obligation, the amount equal to the total net amount of rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the notes compounded semiannually.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if Pioneer or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period;

          (2) if Pioneer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Pioneer or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period Pioneer or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Pioneer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Pioneer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Pioneer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period Pioneer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into Pioneer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Pioneer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Pioneer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of Pioneer and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Pioneer or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction;

          (2) amortization of debt discount or premium and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments or receipts pursuant to interest rate protection agreements;

          (7) Disqualified Stock dividends in respect of all Disqualified Stock held by persons other than Pioneer or a Wholly Owned Subsidiary (other than dividends payable solely in capital stock (other than Disqualified Stock) of the issuer of such Disqualified Stock);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other person to the extent such Indebtedness is guaranteed by (or secured by the assets of) Pioneer or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Pioneer) in connection with Indebtedness Incurred by such plan or trust;

provided, however, "Consolidated Interest Expense" shall not include (a) any Consolidated Interest Expense with respect to any production payments and reserve sales, (b) to the extent included in total interest expense, amortization or write-off of deferred financing costs of such person or (c) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness.

     "Consolidated Net Income" means, for any period, the net income of Pioneer and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any person (other than Pioneer) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (4) below, Pioneer's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to Pioneer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

          (2) any net income (or loss) of any person acquired by Pioneer or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Pioneer, except that:

             (A) subject to the exclusion contained in clause (4) below, Pioneer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Pioneer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) Pioneer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain or loss net of taxes realized upon the sale or other disposition of any assets of Pioneer, its consolidated subsidiaries or any other person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any capital stock of any person;

          (5) extraordinary gains or losses net of taxes;

          (6) any non-cash mark-to-market adjustments to assets or liabilities or write-downs of assets net of taxes, provided, however, that any ceiling limitation write-downs in accordance with generally accepted accounting principles shall be treated as capitalized costs, as if such write-downs had not occurred; and

          (7) the cumulative effect of a change in accounting principles net of taxes.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of the Investments or return of capital to Pioneer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Disqualified Stock" means, with respect to any person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the stated maturity of the notes; provided, however, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the stated maturity of the notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the terms applicable to the notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of Pioneer and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation and amortization expense of Pioneer and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

          (4) exploration and abandonment expense (if applicable); and

          (5) all other non-cash charges of Pioneer and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to volumetric production payments, and
(y) amounts recorded in accordance with generally accepted accounting principles as repayments of principal and interest pursuant to dollar-denominated production payments. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Pioneer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Existing Notes" means the Company's (i) 6.50% Senior Notes due 2008, (ii) 7.20% Senior Notes due 2028, (iii) 8 1/4% Senior Notes due 2007, (iv) 8 7/8% Senior Notes due 2005 and (v) 9 5/8% Senior Notes due 2010.

     "Indebtedness" means, with respect to any person, at any date, any of the following, without duplication:

          (i) any liability, contingent or otherwise, of such person

             (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof),

             (B) evidenced by a note, bond, debenture or similar instrument, or

             (C) for the payment of money relating to a capitalized lease obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property;

          (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property);

          (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than as entered into in the ordinary course of business;

          (iv) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such person or, with respect to any preferred stock of any subsidiary of such person, the principal amount of such preferred stock to be determined in accordance with the indenture (but excluding, in each case, any accrued dividends);

          (v) all indebtedness of others of the type referred to in clauses (i) through (iv) hereof secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such person, whether or not such indebtedness is assumed by such person or is not otherwise such person's legal liability; provided that if the obligations so secured have not been assumed in full by such person or are otherwise not such person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets or the property securing such lien;

          (vi) all indebtedness of others of the type referred to in clauses (i) through (v) hereof (including all interest and dividends on any Indebtedness or preferred stock of any other person the payment of which
     is) guaranteed, directly or indirectly, by such person or that is otherwise its legal liability or which such person has agreed to purchase or repurchase or in respect of which such person has agreed contingently to supply or advance funds; and

          (vii) to the extent not otherwise included in this definition, obligations in respect of hedging obligations.

Notwithstanding the preceding, Indebtedness shall not include (a) accounts payable arising in the ordinary course of business, (b) any obligations in respect of prepayments for gas or oil production or gas or oil imbalances, (c) estimated asset retirement obligations required to be recorded as liabilities under generally accepted accounting principles, and (d) production payments and reserve sales.

     "Investment" in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such person.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to Pioneer's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Pioneer at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Pioneer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Pioneer's "Investment" in such subsidiary at the time of such redesignation less (B) the portion (proportionate to Pioneer's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Pioneer's board of directors.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Services, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to Pioneer or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Pioneer or any Restricted Subsidiary after such Asset Disposition.

     "Permitted Business Investment" means any investment made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

     "Permitted Holders" means Southeastern Asset Management Inc. and its affiliates; provided, however, that a person shall cease to be a Permitted Holder upon making a filing with the SEC that indicates such person has acquired or holds Pioneer's voting stock with a purpose or effect of changing or influencing control of Pioneer or in connection with or as a participant in any transaction having that purpose or effect.

     "Permitted Investment" means an Investment by Pioneer or any Restricted Subsidiary in:

          (1) Pioneer, a Restricted Subsidiary or a person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (2) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Pioneer or a Restricted Subsidiary;

          (3) cash and temporary cash investments;

          (4) receivables owing to Pioneer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Pioneer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Pioneer or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Pioneer or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (9) Permitted Business Investments;

          (10) Investments intended to promote Pioneer's strategic objectives in the oil and gas business in an aggregate amount not to exceed $50 million at any one time outstanding, measured as of the date such Investments are made without giving effect to any subsequent changes in value (which Investments shall be deemed no longer outstanding only upon the return of capital thereof);

          (11) Investments in any units of any oil and gas royalty trust; and

          (12) Investments made pursuant to hedging obligations of Pioneer and the Restricted Subsidiaries.

     "Permitted Liens" means, with respect to any person,

          (a) pledges or deposits by such person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such person is a party or which are otherwise required of such person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

          (b) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', producers' (including those arising pursuant to Article 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others) and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

          (c) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (d) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

          (e) Liens existing or provided for under the terms of agreements existing on the date the 6.50% Senior Notes due 2008, the 7.20% Senior Notes due 2028 were originally issued;

          (f) Liens on property or assets of, or any shares of stock of or secured debt of, any person at the time Pioneer or any of its subsidiaries acquired the property or the person owning such property, including any acquisition by means of a merger or consolidation with or into Pioneer or any of its subsidiaries;

          (g) Liens securing a hedging obligation so long as such hedging obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk;

          (h) Liens upon specific properties of Pioneer or any of its subsidiaries securing Indebtedness incurred in the ordinary course of business to provide all or part of the funds for the exploration, drilling or development of those properties;

          (i) purchase money liens and Liens securing non-recourse indebtedness; provided, however, that the related purchase money Indebtedness and non-recourse indebtedness, as applicable, shall not be secured by any property or assets of Pioneer or any Restricted Subsidiary other than the property acquired by Pioneer with the proceeds of such purchase money Indebtedness or non-recourse indebtedness, as applicable;

          (j) Liens securing only Indebtedness of a wholly-owned subsidiary of Pioneer to Pioneer or to one or more wholly-owned subsidiaries of Pioneer;

          (k) Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

          (l) government contract liens;

          (m) Liens in respect of production payments and reserve sales;

          (n) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Pioneer or any of its subsidiaries;

          (o) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

          (p) rights of a common owner of any interest in property held by such person;

          (q) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business;

          (r) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such person; and

          (s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (m); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (m) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     "Principal Property" means any property owned or leased by Pioneer or any subsidiary of Pioneer, the gross book value of which exceeds one percent of Consolidated Net Worth.

     "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Services, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Services, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Services, Inc. or both, as the case may be.

     "Refinancing Indebtedness" means Indebtedness that refinances any indebtedness of Pioneer or any Restricted Subsidiary existing on the original issue date of the notes or incurred in compliance with the indenture, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being refinanced;

          (2) such Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the average life of the Indebtedness being refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being refinanced;

     provided further, however, that Refinancing Indebtedness shall not include
(A) Indebtedness of a subsidiary that refinances Indebtedness of Pioneer or (B) Indebtedness of Pioneer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Restricted Payment" with respect to any person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than Disqualified Stock) and dividends or distributions payable solely to Pioneer or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of Pioneer held by any person or of any capital stock of a Restricted Subsidiary held by any affiliate of Pioneer (other than a Restricted Subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of Pioneer that is not Disqualified Stock); provided, however, that Pioneer may purchase, redeem or otherwise acquire or retire for value common stock of Pioneer in an amount not to exceed $10.0 million in the aggregate in any fiscal year for all such transactions after April 11, 2000, made pursuant to this proviso and the amount of such purchase, redemption or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated obligations of such person (other than the purchase, repurchase or other acquisition of subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment (other than a Permitted Investment) in any person.

     "Restricted Subsidiary" means any subsidiary of Pioneer that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which Pioneer or any subsidiary of Pioneer leases any Principal Property that has been or is to be sold or transferred by Pioneer or the subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between Pioneer and a subsidiary of Pioneer or between subsidiaries of Pioneer,
(iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Senior Indebtedness" means with respect to any person:

          (1) Indebtedness of such person, whether outstanding on the original issue date of the notes or incurred after such date; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of such person to any subsidiary;

          (2) any liability for federal, state, local or other taxes owed or owing by such person;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such person; or

          (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture.

     "Unrestricted Subsidiary" means:

          (1) any subsidiary of Pioneer that at the time of determination shall be designated an Unrestricted Subsidiary by Pioneer's board of directors in the manner provided below; and

          (2) any subsidiary of an Unrestricted Subsidiary.

     Pioneer's board of directors may designate any subsidiary of Pioneer (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any capital stock or Indebtedness of, or holds any Lien on any property of, Pioneer or any other subsidiary of Pioneer that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     Pioneer's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Pioneer could incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) no default shall have occurred and be continuing. Any such designation by Pioneer's board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of Pioneer's board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the capital stock of which (other than directors' qualifying shares or shares required by applicable law to be held by a person other than Pioneer or a Restricted Subsidiary) is owned by Pioneer or one or more Wholly Owned Subsidiaries.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated April   , 2002, we have agreed to sell to the underwriters,
Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc., the following respective principal amount of the notes:

                                                               PRINCIPAL
                        UNDERWRITER                              AMOUNT
                        -----------                           ------------
Credit Suisse First Boston Corporation......................  $
J.P. Morgan Securities Inc. ................................
                                                              ------------
          Total.............................................  $150,000,000
                                                              ============

     The underwriting agreement provides that the underwriters are obligated to purchase all the notes in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the other underwriter will be increased.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession not to exceed 0. % of the principal amount of the notes. The underwriters and selling group members may allow a discount not to exceed 0. % of the principal amount of the notes on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

     We estimate that our total offering expenses, not including the underwriting discount, will be approximately $400,000.

     There is no public market for the notes, and we have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes; however, they are not obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If the underwriters cease to act as market-makers for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. There can be no assurance that an active market for the notes will develop or, if a market does develop, at what prices the notes will trade.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in that respect.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions involve bids to purchase notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes.

     - Over-allotment transactions involve sales by the underwriters of notes in excess of the total amount shown on the list of underwriters that appears above, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transaction. These transactions, if commenced, may be discontinued at any time.

     A prospectus in the electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate some or all of the principal amounts of the notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

     The underwriters or their affiliates have provided, and are expected to continue to provide, various investment banking, commercial banking, and other advisory services to us. They have received, and will continue to receive, customary compensation for these services. Commercial bank affiliates of Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. are participants in our credit facility. Affiliates of those investment banks are also counterparties to some of our hedging contracts.

     Because more than 10 percent of the net proceeds from the sale of the notes will be used to repay indebtedness owed by us to commercial banking affiliates of Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. under our credit facility, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10 percent of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, then the yield on the securities may not be lower than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Raymond James & Associates, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement, is no lower than that recommended by Raymond James & Associates, Inc. We will pay Raymond James & Associates, Inc. $100,000 for its services as qualified independent underwriter.

                                 LEGAL MATTERS

     The validity of the notes offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

     Our common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "PXD." Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange and the Toronto Stock Exchange.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the notes offered hereby have been sold or we have filed with the SEC an amendment to the registration statement relating to this offering which deregisters all securities then remaining unsold:

     - the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on August 5, 1997, and the amendment thereto filed with the SEC on August 8, 1997;

     - the description of the rights to purchase our Series A Junior Participating Preferred Stock pursuant to our Stockholder Rights Plan contained in our Registration Statement on Form 8-A, as filed with the SEC on July 24, 2001;

     - our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 7, 2002;

     - our Current Report on Form 8-K, as filed with the SEC on April 17, 2002; and

     - our Current Report on Form 8-K, as filed with the SEC on April 25, 2002.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Pioneer Natural Resources Company
        5205 North O'Connor Blvd.
        Suite 1400
        Irving, Texas 75039
        Attention: Investor Relations
        Telephone: (972) 444-9001

PROSPECTUS

                       PIONEER NATURAL RESOURCES COMPANY
               PIONEER NATURAL RESOURCES USA, INC., AS GUARANTOR

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS
                         GUARANTEES OF DEBT SECURITIES

(PIONEER NATURAL RESOURCES LOGO)

     Pioneer Natural Resources Company (the "Company"), a Delaware corporation, may offer from time to time (a) debt securities ("Debt Securities"), which may be subordinated to other indebtedness of the Company, (b) warrants to purchase Debt Securities ("Debt Warrants"), (c) shares of preferred stock, par value $.01 per share ("Preferred Stock"), (d) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"), (e) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series ("Depositary Shares"), (f) shares of common stock, par value $.01 per share ("Common Stock"), and (g) warrants to purchase shares of Common Stock ("Common Stock Warrants"), and Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a Delaware corporation and direct, wholly-owned subsidiary of the Company, may offer from time to time guarantees of Debt Securities ("Guarantees"), all having an aggregate initial public offering price not to exceed $1,400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies, including European Currency Units. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as "Warrants," and the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants and Guarantees are referred to herein collectively as the "Offered Securities." The Offered Securities may be offered, separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale.

     The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and the net proceeds to the Company or Pioneer USA from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (a) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment, or sinking fund provisions, the currency or currency unit in which principal, premium, or interest is payable, the designation of the trustee acting under the applicable indenture, and the initial offering price; (b) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, and whether the Company has elected to offer the Preferred Stock in the form of Depositary Shares; (c) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; (d) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof, and where applicable, the duration and detachability thereof; (e) in the case of Guarantees, the series of Debt Securities to which the Guarantees apply, whether the Guarantees are secured or unsecured, conditional or unconditional, senior or subordinate to other guarantees or indebtedness, and any other material terms; and (f) in the case of all Offered Securities, whether the Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

     The Company may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of the Offered Securities, the names of the agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company from the sale will be set forth in the applicable Prospectus Supplement.

      THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

January 7, 1998

     CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH OFFERED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER AN OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company and Pioneer USA are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Each of the Company and Pioneer USA files reports and other information, and the Company files proxy statements, with the Securities and Exchange Commission (the "SEC"). Those reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained without charge from the web site that the SEC maintains at http://www.sec.gov. These reports, proxy statements, and other information about the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and Pioneer USA have filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, Pioneer USA and the Offered Securities, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by that reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company, Pioneer USA, Parker & Parsley Petroleum Company ("Parker & Parsley") and MESA Inc. ("Mesa") with the SEC, are incorporated by reference into this Prospectus, and are deemed to be a part of this Prospectus:

      1. Mesa's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1996;

      2. Mesa's Quarterly Report on Form 10-Q for the period ended March 31,
         1997;

      3. Mesa's Quarterly Report on Form 10-Q for the period ended June 30,
         1997;

      4. Mesa's Current Reports on Form 8-K, dated February 7, 1997, and April 6, 1997, and Mesa's Current Report on Form 8-K/A, dated February 7, 1997;

      5. Mesa's Current Report on Form 8-K, dated August 7, 1997;

      6. Parker & Parsley's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1996;

      7. Parker & Parsley's Current Report on Form 8-K, dated February 3, 1997;

      8. Parker & Parsley's Quarterly Report on Form 10-Q for the period ended March 31, 1997;

      9. Parker & Parsley's Current Reports on Form 8-K, dated April 3, 1997, July 28, 1997, and July 29, 1997;

     10. Parker & Parsley's Quarterly Report on Form 10-Q for the period ended June 30, 1997;

     11. Parker & Parsley's Current Report on Form 8-K, dated April 6, 1997;

     12. Parker & Parsley's Current Report on Form 8-K, dated August 7, 1997;

     13. The Company's Registration Statement on Form S-4 (No. 333-26951) filed on June 26, 1997, including any amendment or report for the purpose of updating any such material;

     14. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997;

     15. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997;

     16. The Company's Current Report on Form 8-K, dated August 7, 1997;

     17. The Company's Current Report on Form 8-K, dated September 3, 1997;

     18. The Company's Current Report on Form 8-K, dated December 5, 1997;

     19. The Company's Current Report on Form 8-K, dated December 18, 1997;

     20. The Definitive Joint Management Information Circular and Proxy Statement of the Company and Chauvco Resources Ltd. (File No. 001-13245) filed with the SEC on November 17, 1997, including any amendment or report for the purpose of updating any such material;

     21. The description of the Company's Common Stock contained in the Company's Registration Statement on Forms 8-A and 8-A/A (File No. 001-13245), declared effective by the SEC on August 8, 1997; and

     22. Pioneer USA's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

     All documents filed by the Company and Pioneer USA pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this Prospectus, other than exhibits to the documents (unless the exhibits are specifically incorporated by reference into the documents). Written or telephone request for the copies should be directed to Corporate Secretary, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 (Telephone: (972) 444-9001).

                                  THE ISSUERS

     The Company is one of the largest public independent oil and gas companies in the United States, engaged principally in the acquisition, development and production of, and exploration for, oil and gas reserves and related activities. Pioneer USA is a direct, wholly-owned subsidiary of the Company and, at December 31, 1997, directly owned substantially all of the United States onshore and offshore properties of the Company. The executive offices and operating headquarters of the Company and Pioneer USA are located at 1400 Williams Square West, 5205 North O'Connor Blvd., Irving, Texas 75039, and their telephone number at those offices is (972) 444-9001.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of Offered Securities will be used for general corporate purposes, which may include repayment of indebtedness, redemption or repurchase of securities of the Company or any subsidiary, additions to working capital, and capital expenditures, including exploration, development and acquisitions.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends (a) for each of 1996, 1995, 1994, 1993 and 1992, and for the nine months ended September 30, 1997, on a historical basis, and (b) for 1996 and the nine months ended September 30, 1997, on a pro forma basis after giving effect to (i) the merger of Mesa with and into the Company, (ii) the merger of Parker & Parsley with and into MESA Operating Co., a subsidiary of Mesa, and (iii) the Company's acquisition of Chauvco Resources Ltd. ("Chauvco"), a corporation organized under the laws of Alberta, Canada ("Chauvco Acquisition").

                                                        NINE MONTHS
                                                           ENDED                      YEAR ENDED DECEMBER 31
                                NINE MONTHS ENDED      SEPTEMBER 30,   ----------------------------------------------------
                                SEPTEMBER 30, 1997         1996                 1996            1995    1994    1993   1992
                              ----------------------   -------------   ----------------------   ----    ----    ----   ----
                              HISTORICAL   PRO FORMA                   HISTORICAL   PRO FORMA
                              ----------   ---------                   ----------   ---------
Ratio of earnings to fixed
  charges(a)................     1.5             (b)        5.4           5.3          1.6         (b)     (b)  3.0    2.9
Ratio of earnings to fixed
  charges and preferred
  stock dividends(c)........     1.5             (b)        5.4           5.3          1.6         (b)     (b)  3.0    2.9

---------------

(a) For purposes of computing the ratio, earnings consist of income before income taxes and cumulative effect of accounting change plus fixed charges, net of preferred stock dividends of subsidiary and interest capitalized, and fixed charges consist of interest expense, interest capitalized, the portion of rental expense attributable to interest, and preferred stock dividends of subsidiary.

(b) The ratio indicates a less than one-to-one coverage because the earnings are inadequate to cover the fixed charges for the period. Pro forma combined earnings for the nine months ended September 30, 1997, and the Company's historical earnings for the years ended December 31, 1995 and 1994, were insufficient to cover its fixed charges. The amounts of the deficiencies were $27.6 million, $150 million and $20.5 million, respectively.

(c) For purposes of computing the ratio, adjusted earnings consist of income before income taxes and cumulative effect of accounting change plus fixed charges and preferred stock dividends, net of preferred stock dividends of subsidiary and interest capitalized, and fixed charges and preferred stock dividends consist of interest expense, interest capitalized, the portion of rental expense attributable to interest, preferred stock dividends of subsidiary, and preferred stock dividends. The dividends on the 6 1/4% Cumulative Guaranteed Monthly Income Convertible Preferred Shares of Parker & Parsley Capital LLC, a subsidiary of Parker & Parsley, were recorded as interest expense for financial reporting purposes until those shares were converted into common stock of Parker & Parsley on July 28, 1997.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which the general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to the Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     The Debt Securities will be general obligations of the Company and may be subordinated to Senior Indebtedness (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Description of Debt Securities -- Subordination." Debt Securities will be issued under an indenture (the "Indenture"), between the Company and one or more commercial banks to be selected as trustees (the trustee or trustees selected are referred to collectively as the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939 (the "TIA"), and the terms of the Debt Securities will include those made part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture will also be available for inspection at the corporate trust office of the Trustee. The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture and the TIA, including the definition in the Indenture of terms used below with their initial letters capitalized.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which the Prospectus Supplement is being delivered:

          (a) The title of the Debt Securities of the series;

          (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

          (c) The date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

          (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining the rate or rates, the date or dates from which the interest shall accrue, the interest payment dates on which the interest shall be payable or the method by which the dates will be determined, the record dates for the determination of holders thereof to whom the interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (e) The place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal London office of the Trustee (in the case of Bearer Securities), where the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

          (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which, Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

          (g) Whether Debt Securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

          (h) If any Debt Securities of the series are to be issued as Bearer Securities or as one or more Global Securities (as defined below) representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of the temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of the temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on the interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

          (i) The obligation, if any, of the Company to redeem, purchase or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

          (j) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for Common Stock, Preferred Stock (which may be represented by Depositary Shares), other Debt Securities, or warrants for Common Stock, Preferred Stock, or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions;

          (k) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

          (l) If the amount of principal, premium or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which the amounts will be determined;

          (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

          (n) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

          (o) If other than the coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

          (p) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

          (q) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities, or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

          (r) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to the Debt Securities due and payable;

          (s) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which the Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form, the Depositary for the Global

     Security, and the form of any legend or legends to be borne by the Global Security in addition to or in lieu of the legend referred to in the Indenture;

          (t) Any Trustee, authenticating or paying agents, transfer agents or registrars;

          (u) The applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the Indenture upon the satisfaction of an indebtedness coverage standard by the Company and any successor to the Company;

          (v) The terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Debt Securities of the series and any corresponding changes to the provisions of the Indenture as then in effect;

          (w) The subordination, if any, of the Debt Securities of the series pursuant to the Indenture and any changes or additions to the provisions of the Indenture relating to subordination;

          (x) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

          (y) Any other terms of the Debt Securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

     The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which the Prospectus Supplement relates, including those applicable to (a) Bearer Securities, (b) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (c) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (d) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"), and
(e) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

     Payments of interest on Registered Securities may be made at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

     Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the Prospectus Supplement relating to the Bearer Securities.

     All funds paid by the Company to a paying agent for the payment of principal, premium, or interest with respect to any Debt Securities that remain unclaimed at the end of two years after the principal, premium, or interest shall have become due and payable will be repaid to the Company, and the holders of the Debt Securities or any coupons appertaining thereto will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. A Global Security is a Debt Security that represents, and is denominated in an amount equal to, the aggregate principal amount of all outstanding Debt Securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A Global Security will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating to the Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of the successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to the Debt Securities. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for the Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by the Global Security to the accounts of persons that have accounts with the Depositary ("participants"). The accounts shall be designated by the dealers or underwriters with respect to the Debt Securities or, if the Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or the agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner or holder of the Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of any of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     Subject to the restrictions described under "Description of Debt
Securities -- Limitations on Issuance of Bearer Securities," payments of principal, premium and interest with respect to individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of the Global Security. Neither the Company, the Trustee, any paying agent or registrar for the Debt Securities, or any agent of the Company or the Trustee will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the Depositary, its nominee, or any participants on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to the beneficial interests, (b) the payment to the owners of beneficial interests in the Global Security of amounts paid to the Depositary or its nominee, or (c) any other matter relating to the actions and practices of the Depositary, its nominee or its participants. Neither the Company, the Trustee, any paying agent or registrar for the Debt Securities, nor any agent of the Company or the Trustee will be liable for any delay by the Depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the Global Security, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive Global Security representing any of the Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security, as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in street name. The payments will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described under "Description of Debt
Securities -- Limitations on Issuance of Bearer Securities."

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary, the Company shall appoint a successor depositary. If a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of the series in exchange for the Global Security representing the series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to the Debt Securities, determine no longer to have Debt Securities of a series represented by a Global Security and, in that event, will issue individual Debt Securities of the series in exchange for the Global Security representing the series of Debt Securities. Furthermore, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of the series may, on terms acceptable to the Company, the Trustee, and the Depositary for the Global Security, receive individual Debt Securities of the series in exchange for the beneficial interests, subject to any limitations described in the Prospectus Supplement relating to the Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by the Global Security equal in principal amount to the beneficial interest and to have the Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities, or (c) as either Registered Securities or Bearer Securities as described above if the Debt Securities are issuable in either form. See, however, "Description of Debt
Securities -- Limitations on Issuance of Bearer Securities" for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a bearer Global Security.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     The Debt Securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the Debt Securities) or Bearer Securities (which will be transferable only by delivery). If the Debt Securities are issuable as Bearer Securities, certain special limitations and considerations will apply.

     In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Security, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Bearer Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

     For this purpose, "United States" includes the United States of America and its possessions, and "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in the definitive Global Security or for the individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary Global Security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of the temporary Global Security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

SUBORDINATION

     Debt Securities of a series may be subordinated ("Subordinated Debt Securities") to Senior Indebtedness (as defined below) to the extent set forth in the Prospectus Supplement relating thereto. The Company currently conducts substantially all its operations through subsidiaries, and the holders of Debt Securities (whether or not Subordinated Debt Securities) will be structurally subordinated to the creditors of the Company's subsidiaries.

     Subordinated Debt Securities of a series and any coupons appertaining thereto will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating to the Subordinated Debt Securities, to the prior payment of all indebtedness of the Company that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness," with respect to any series of Subordinated Debt Securities, will consist of (a) any and all amounts payable under or with respect to the Company's "Bank Indebtedness" and (b) any other indebtedness of the Company that is designated in a resolution of the Company's Board of Directors or in any supplemental indenture establishing any other series as Senior Indebtedness with respect to the series. "Bank Indebtedness" is defined as (i) the Amended and Restated Credit Facility Agreement (Primary Facility), dated as of December 18, 1997, among the Company, as Borrower, and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, and the Co-Agents and Lenders party thereto; (ii) the Amended and Restated Credit Facility Agreement (364 Day Facility), dated as of December 18, 1997, among the Company, as Borrower, and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, The Chase Manhattan Bank, as Syndication Agent, and the Co-Agents and Lenders party thereto; (iii) the Term Note, dated as of December 22, 1997, executed by the Company and payable to NationsBank of Texas, N.A., in the original principal amount of $100 million; and (iv) the Credit Agreement, dated as of December 18, 1997, among Chauvco Resources Ltd., Canadian Imperial Bank of Commerce, and the other lenders signatory thereto; each as amended or modified from time to time, and each of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     Upon any payment or distribution of assets of the Company to creditors or upon a total or partial liquidation or dissolution of the Company or in a bankruptcy, receivership or similar proceeding relating to the Company or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of Subordinated Debt Securities shall be entitled to receive any payment of principal, premium or interest with respect to the Subordinated Debt Securities, and until the

Senior Indebtedness is paid in full, any distribution to which holders of Subordinated Debt Securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that the holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Subordinated Debt Securities).

     The Company may not make any payments of principal, premium or interest with respect to Subordinated Debt Securities, make any deposit for the purpose of defeasance of the Subordinated Debt Securities, or repurchase, redeem or otherwise retire (except, in the case of Subordinated Debt Securities that provide for a mandatory sinking fund, by the delivery of Subordinated Debt Securities by the Company to the Trustee in satisfaction of the Company's sinking fund obligation) any Subordinated Debt Securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or the Company and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness of at least $100 million). During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Debt Securities for a period (the "Payment Blockage Period") commencing on the receipt by the Company and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice"). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and the Company from the person who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of the Senior Indebtedness shall have accelerated the maturity thereof, the Company may resume payments on the Subordinated Debt Securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, holders of the Subordinated Debt Securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     By reason of the subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Debt Securities.

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities:

          (a) Default in the payment of any installment of interest on any Debt Securities of that series or any payment with respect to the related coupons, if any, as and when the same shall become due and payable (whether or not, in the case of Subordinated Debt Securities, the payment shall be prohibited by reason of the subordination provisions described above) and continuance of the default for a period of 30 days;

          (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise (whether or not, in the case of Subordinated Debt Securities, the payment shall be prohibited by reason of the subordination provisions described above);

          (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

          (d) Failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (e) Failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to the series, or in any supplemental indenture with respect to the series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (f) Indebtedness of the Company or any subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of the Indebtedness unpaid or accelerated exceeds $20 million, and the default remains uncured or the acceleration is not rescinded for 10 days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (g) The Company or any of its "Significant Subsidiaries" (defined as any subsidiary of the Company that would be a "significant subsidiary" as defined in Rule 405 under the Securities Act as in effect on the date of the Indenture) shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition,
     (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Significant Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency;

          (h) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Significant Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Significant Subsidiary or for a substantial part of any of their property (except any decree or order appointing the official of any Significant Subsidiary pursuant to a plan under which the assets and operations of the Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), or (3) the winding-up or liquidation of the Company or any Significant Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary pursuant to a plan under which the assets and operations of the Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), and the order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

          (i) Any judgment or decree for the payment of money in excess of $20 million is entered against the Company or any subsidiary of the Company by a court of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon the judgment or decree, or (2) there is a period of 60 days following the entry of the judgment or decree during which the judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, the default continues for 10 days after the date on which written notice specifying the failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; or

          (j) Any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

     If an Event of Default described in clause (a), (b), (c), (d), (e), (f),
(i) or (j) above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of the series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of that series then outstanding may declare the principal amount (or, if Original Issue Discount Debt Securities, the portion of the principal amount as may be specified in the series) of and interest on all the Debt Securities of that series due and payable immediately. If an Event of Default described in clause (g) or (h) above occurs, unless the principal and interest with respect to all the Debt Securities of all series shall have become due and payable, the principal amount (or, if Original Issue Discount Debt Securities, the portion of the principal amount as may be specified in the series) of and interest on all Debt Securities of all series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.

     If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any judgment or final decree against the Company or any other obligor on the Debt Securities of the series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, the portion of the principal amount as may be specified in the terms of the series) owing and unpaid with respect to the Debt Securities.

     The holders of not less than a majority in aggregate principal amount of a series of Debt Securities may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     The Trustee will be entitled, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the holders of a series of Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the holders of that series of Debt Securities.

     No holder of any Debt Security or coupon of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) the holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute the action or proceeding with respect to the Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute the action or proceeding and no direction inconsistent with the written request shall have been given to the Trustee pursuant to the provisions of the Indenture. However, such limitations do not apply to a suit instituted by a holder of Debt Securities for enforcement of payment of the principal of, premium, if any, or interest on such Debt Securities on or after the respective due dates expressed in such Debt Securities.

     Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities and any related coupons of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium or interest with respect to the Debt Securities, or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any waiver, the default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the Company, the Trustee and the holders of the Debt Securities of that series shall be restored to their former positions and rights under the Indenture.

     The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of that series of Debt Securities of the series notice of all uncured defaults with respect to the series known to it, unless the defaults shall have been cured or waived before the giving of the notice; provided, however, that except in the case of default in the payment of principal, premium, or interest with respect to the Debt Securities of that series or in the making of any sinking fund payment with respect to the Debt Securities of that series, the Trustee shall be protected in withholding notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of that series.

     The Indenture will require the Company to file annually with the Trustee a certificate, executed by a designated officer of the Company, stating to the best of his knowledge that the Company is not in default under certain covenants under the Indenture or if he has knowledge that the Company is in such default, specifying such default.

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

          (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of the covenants, agreements, and obligations of the Company in the Indenture and in the Debt Securities;

          (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the Trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive the default);

          (c) To cure any ambiguity or omission or to correct or supplement any provision contained in the Indenture, in any supplemental indenture, or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of Debt Securities of any series;

          (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

          (e) To add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so long as any such action does not adversely affect the interests of the holders of Debt Securities or any coupons of any series in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

          (f) To comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (g) In the case of Subordinated Debt Securities, to make any change in the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions (but only if the holder of Senior Indebtedness consents to the change);

          (h) To add guarantees with respect to any or all of the Debt Securities or to secure any or all of the Debt Securities;

          (i) To make any change that does not adversely affect the rights of any holder;

          (j) To add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Security of any series created prior to the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any such Debt Security with respect to the provision, or (2) become effective only when there is no such Debt Security outstanding;

          (k) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee;

          (l) To establish the form or terms of Debt Securities and coupons of any series, as described under "Description of Debt Securities -- General"; and

          (m) To provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities (provided that the uncertificated Debt Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Debt Securities are described in Section 163(f)(2)(B) of the Code).

     With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Debt Securities of that series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture shall
(a) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any Debt Security, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) in the case of any Subordinated Debt Security or coupons appertaining thereto, make any change in the provisions of the Indenture to subordination that adversely affects the rights of any holder under the provisions, (g) release any security that may have been granted with respect to the Debt Securities, (h) impair the right of a holder of Debt Securities to receive payment of principal of and interest on such holder's Debt Securities on or after the due dates therefor or to institute suit for the enforcement of or with respect to such holder's Debt Securities, (i) make any change in the provisions of the Indenture to waivers of defaults or amendments that require unanimous consent, (j) change any obligation of the Company provided for in the Indenture to pay additional interest with respect to Bearer Securities, or (k) limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities or limit the obligation of the Company to redeem certain Bearer Securities.

     The consent of the holders of Debt Securities is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Debt Securities of all affected series a notice briefly describing such amendment. However, the failure to give such notice, or any defect therein, will not impair or affect the validity of the amendment.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all its assets, or permit any person to consolidate with or merge into or convey, transfer or lease substantially all its assets to the Company, unless the following conditions have been satisfied:

          (a) Either (1) the Company shall be the continuing person in the case of a merger, or (2) the resulting, surviving or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all the obligations of the Company under the Debt Securities and coupons and the Indenture;

          (b) Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no Default or Event of Default would occur or be continuing;

          (c) The Successor Company waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem the Bearer Security but the Company would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer or lease had not occurred; and

          (d) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the Indenture.

     Upon any consolidation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or virtually as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and all outstanding Debt Securities.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all Debt Securities of that series (with certain limited exceptions), or (b) all Debt Securities and coupons of the series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the Debt

Securities and coupons of that series (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all its obligations under the Debt Securities of that series and the Indenture with respect to the Debt Securities of that series) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to the Debt Securities under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of that series of Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of that series of Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S Government Obligations (as defined in the Indenture) for the payment of principal, premium, and interest with respect to that series of Debt Securities to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of that series to maturity or redemption, as the case may be, (c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (g) or (h) under "Description of Debt Securities -- Events of Default and Remedies" with respect to the Company occurs that is continuing at the end of the period, (d) no Default has occurred and is continuing on the date of the deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on the Company and, in the case of Subordinated Debt Securities, is not prohibited by the provisions of the Indenture relating to subordination, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and
(h) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of the series as contemplated by the Indenture have been complied with.

     The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, and interest with respect to the Debt Securities and coupons of the defeased series. In the case of Subordinated Debt Securities and coupons related thereto, the money and U.S. Government Obligations so held in trust will not be subject to the subordination provisions of the Indenture.

THE TRUSTEE

     The Company may appoint a separate Trustee for any series of Debt Securities. As used herein in the description of a series of Debt Securities, the term "Trustee" refers to the Trustee appointed with respect to the series of Debt Securities.

     The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own Debt Securities.

GOVERNING LAW

     The Indenture provides that it and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 100,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which one share has been designated as Special Preferred Voting Stock.

COMMON STOCK

     All shares of Common Stock issued under the Registration Statement of which this Prospectus is a part will be fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Common Stock does not have cumulative voting rights. Shares of Common Stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. The Common Stock is not subject to redemption by the Company.

     Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Common Stock, the holders of Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to the Common Stock.

PREFERRED STOCK

     The Board of Directors, without further stockholder action, is authorized to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in the series, including voting rights, dividend rights, liquidation preferences, terms of redemption and conversion rights.

  Special Preferred Voting Stock

     In connection with the Company's acquisition of Chauvco Resources Ltd., an Alberta, Canada corporation (the "Chauvco Acquisition"), the Board of Directors has designated one share of the 100,000,000 authorized shares of Preferred Stock as Special Preferred Voting Stock (the "Voting Share"). The Montreal Trust Company of Canada, or any successor thereto (for purposes of this discussion, the "Share Trustee"), shall hold the Voting Share as trustee for and on behalf of, and for the use and benefit of, the holders of exchangeable shares (the "Exchangeable Shares") of Pioneer Natural Resources (Canada) Ltd., an indirectly-owned subsidiary of the Company ("Pioneer Canada"), and in accordance with the Voting and Exchange Trust Agreement described in "Description of Capital Stock -- Pioneer Canada Exchangeable Shares." The Certificate of Designations for the Voting Share includes the following principal terms:

     Dividends. No dividend shall be paid to the Share Trustee as the holder of the Voting Share.

     Voting Rights. The Share Trustee, as the holder of record of the Voting Share, shall be entitled to all of the voting rights attached to the Voting Share, including the right to consent to or vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of the Company at a meeting thereof or with respect to any written consent sought by the Company from its stockholders. For each Exchangeable Share owned of record on the relevant record date, the holder thereof shall be entitled to instruct the Share Trustee to cast and exercise, in the manner instructed, a number of votes (including for purposes of a quorum) equal to the number of votes to which a holder of one share of Common Stock is entitled with respect to any matter, proposition or question on which the holders of Common Stock are entitled to vote. Except as otherwise described herein or required by law, the holder of the Voting Share will vote together with the Common Stock as a single class and not as a separate class or series apart therefrom, including any vote to approve or adopt: (i) any plan of merger, consolidation or share exchange for which Delaware law requires a stockholder vote; (ii) any disposition of assets for which Delaware law requires a stockholder vote; and (iii) any dissolution of the Company for which Delaware law requires a stockholder vote.

     The holders of Exchangeable Shares have the right to submit stockholder proposals to the Trustee and the Trustee has agreed pursuant to the Voting and Exchange Trust Agreement to submit any such proposals to the Company. Such stockholder proposals may be considered at any meeting of the Company at which the holders of Common Stock of the Company are entitled to submit stockholder proposals. The Company has agreed pursuant to the Voting and Exchange Trust Agreement to accept all stockholder proposals submitted by the Trustee provided that not more than one proposal is submitted by the Trustee on behalf of any one holder of Exchangeable Shares.

     So long as any Exchangeable Shares are outstanding, the number of shares comprising the Special Preferred Voting Stock will not be increased or decreased, and no other term of the Special Preferred Voting Stock may be amended, except upon the approval of the holder of the Voting Share.

     Conversion. The Voting Share is not convertible into any other class or series of the capital stock of the Company or into cash, property or other rights.

     Redemption. The Voting Share may not be redeemed, except when no Exchangeable Shares are outstanding, in which case the Voting Share will be automatically redeemed. The redemption price due and payable upon the automatic redemption will be $1.00. The Voting Share will be deemed retired and will be canceled upon any purchase or other acquisition thereof by the Company. After cancellation, the Voting Share may not be reissued or otherwise disposed of by the Company.

     Liquidation. The Voting Share will rank prior to each share of Common Stock with respect to the distribution of assets upon a liquidation, dissolution or winding-up of the Company. In the event of any such liquidation, dissolution or winding-up, the holder of the Voting Share will be entitled to receive a liquidation preference of $1.00 before any distribution to the holders of Common Stock, but only after the liquidation preference of any other shares of preferred stock of the Company has been paid in full.

     Certain Covenants of the Company. For so long as the Voting Share is outstanding, the Company will (i) fully comply with all terms of the Exchangeable Shares and with all associated contractual obligations of the Company, and (ii) not amend, alter or repeal the terms and conditions of the Special Preferred Voting Stock, except with the approval of the holder of the Voting Share.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company's Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause. In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

     The Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") contains a "fair price" provision that requires the affirmative vote of the holders of least 80% of the Company's voting stock and the affirmative vote of at least 66 2/3% of the Company's voting stock not owned, directly or indirectly, by a Related Person (as defined below) to approve any merger, consolidation, sale or lease of all or substantially all of the Company's assets, or certain other transactions involving a Related Person. For purposes of this fair price provision, a "Related Person" is any person beneficially owning 10% or more of the voting power of the outstanding capital stock of the Company who is a party to the transaction at issue. The voting requirement is not applicable to certain transactions, including those that are approved by the Continuing Directors (as defined in the Restated Certificate) or that meet certain "fair price" criteria contained in the Restated Certificate.

     The Restated Certificate further provides that stockholders may act only at annual or special meetings of stockholders and not by written consent, that special meetings of stockholders may be called only by the Board of Directors, and that only business proposed by the Board of Directors may be considered at special meetings of stockholders.

     The Restated Certificate also provides that the only business (including election of directors) that may be considered at an annual meeting of stockholders, in addition to business proposed (or persons nominated to be directors) by the Company's directors, is business proposed (or persons nominated to be directors) by stockholders who comply with the notice and disclosure requirements set forth in the Restated Certificate. In general, the Restated Certificate requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of stockholders (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to common stockholders. In general, the notice must also contain information about the stockholder proposing the business or nomination, his interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitations. The stockholder also must submit a notarized letter from each of his nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as director if elected.

     The Restated Certificate also restricts the ability of stockholders to interfere with the powers of the Board of Directors in certain specified ways, including the constitution and composition of committees and the election and removal of officers.

     The Restated Certificate provides that approval by the holders of at least 66 2/3% of the outstanding voting stock of the Company is required to amend the provisions of the Restated Certificate discussed above and certain other provisions, except that (a) approval by the holders of at least 80% of the outstanding voting stock of the Company together with approval by the holders of at least 66 2/3% of the outstanding voting stock not owned, directly or indirectly, by the Related Person, is required to amend the fair price provisions, and (b) approval of the holders of at least 80% of the outstanding voting stock of the Company is required to amend the provisions prohibiting stockholders from acting by written consent.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one or certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

PIONEER CANADA EXCHANGEABLE SHARES

     In connection with the Chauvco Acquisition, the Company issued the Voting Share and entered into the Support Agreement and the Voting and Trust Agreement, and assumed certain obligations with respect to the Exchangeable Shares issued by Pioneer Canada. The Exchangeable Shares have the rights and preferences summarized below.

     Voting Rights. The holders of Exchangeable Shares have voting rights or matters submitted to the holders of the Company's Common Stock as previously described in "Description of Capital Stock -- Preferred Stock -- Special Preferred Voting Stock."

     Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equal to dividends paid from time to time by the Company on shares of the Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the Common Stock. In the event of the liquidation, dissolution or winding-up of Pioneer Canada, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Common Stock, together with a cash amount equal to the full amount of all unpaid dividends on the Exchangeable Shares. See "Description of Capital
Stock -- Pioneer Canada Exchangeable Shares -- Voting and Exchange Trust Agreement." The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof.

     Redemption of Exchangeable Shares by Holders. Each Exchangeable Share is redeemable at the option of the holder for one share of Common Stock plus the amount equal to unpaid dividends thereon. The redemption price must be delivered on the date specified by the holder (not less than three nor more than ten business days after the redemption request) and is payable by Pioneer Canada, or, if it is unable to do so, by the Company.

     Redemption of Exchangeable Shares. Upon at least 120-days prior written notice by Pioneer Canada to the holders of Exchangeable Shares and subject to the Company's redemption call right (as described below), on the Automatic Redemption Date (as defined below) Pioneer Canada will redeem all but not less than all of the then outstanding Exchangeable Shares for one share of Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all unpaid dividends thereon. "Automatic Redemption Date" means December 18, 2003, unless (a) such date shall be extended at any time or from time to time to a specified later date by the Board of Directors of Pioneer Canada but not later than December 31, 2005, or (b) such date shall be accelerated at any time to a specified earlier date (but no earlier than the third anniversary of the first issuance of Exchangeable Shares) by the Board of Directors of Pioneer Canada if at such time there are issued and outstanding less than 5% of the number of Exchangeable Shares initially issued and outstanding in the Chauvco Transaction.

  Support Agreement

     Under the Support Agreement, the Company agreed that: (i) it will not declare or pay dividends on the Common Stock unless Pioneer Canada is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) it will advise Pioneer Canada in advance of the declaration of any dividend on the Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the Common Stock; (iii) it will take all actions and do all things necessary to ensure that Pioneer Canada is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of Common Stock in the event of a liquidation, dissolution, or winding-up of Pioneer Canada, a redemption request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares of Pioneer Canada; and (iv) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of Pioneer Canada.

     The Support Agreement also provides that, without the prior approval of Pioneer Canada and the holders of the Exchangeable Shares, the Company will not distribute additional shares of Common Stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of Common Stock, nor change the Common Stock nor effect any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the Common Stock, unless the same or an equivalent distribution on or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Company has agreed that so long as there remain outstanding any Exchangeable Shares not owned by the Company or any entity controlled by the Company, the Company will remain the beneficial owner, directly or indirectly, of all outstanding shares of Pioneer Canada other than the Exchangeable Shares.

     With certain limited exceptions, the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

     Under the Support Agreement, the Company has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any entity controlled by it on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

  Voting and Exchange Trust Agreement

     Under the terms of the Voting and Exchange Trust Agreement, the Company will issue and grant to the Share Trustee the (i) rights of the holders of Exchangeable Shares to direct the voting of the Voting Share in accordance with the Voting and Exchange Trust Agreement (the "Voting Rights"), and (ii) the Automatic Exchange Rights (as defined below) and the optional exchange right granted to the Share Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require the Company to purchase Exchangeable Shares from the holders thereof in exchange for shares of Common Stock upon the occurrence of a Pioneer Canada Insolvency Event (as defined herein). "Automatic Exchange Rights" means the rights granted to the Share Trustee for the benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to automatically exchange the Exchangeable Shares for shares of Common Stock upon a Pioneer Liquidation Event (as defined herein).

     Voting Rights. Under the Voting and Exchange Trust Agreement, the Company will issue the Voting Share to the Share Trustee for the benefit of the holders (other than the Company and its subsidiaries) of the Exchangeable Shares. The Voting Share will have those voting rights with respect to the Company's Common Stock as previously discussed in "Description of Capital Stock -- Special Preferred Voting Stock."

     Exchange Rights. Under the Voting and Exchange Trust Agreement, the Company will grant the Exchange Rights (as defined below) to the Trustee for the benefit of the holders of the Exchangeable Shares. "Exchange Rights" means the Automatic Exchange Rights and the optional exchange right granted to the Share Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require the Company to purchase Exchangeable Shares from the holders thereof in exchange for shares of Common Stock upon the occurrence of a Pioneer Canada Insolvency Event.

     Optional Exchange Right. Upon the occurrence and during the continuance of a Pioneer Canada Insolvency Event, a holder of Exchangeable Shares will be entitled to instruct the Share Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring the Company to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of a Pioneer Canada Insolvency Event or any event which may with the passage of time or the giving of notice become a Pioneer Canada Insolvency Event, Pioneer Canada and the Company will give written notice thereof to the Share Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right. "Pioneer Canada Insolvency Event" means any insolvency or bankruptcy proceeding instituted by or against Pioneer Canada, including any such proceeding under the Companies' Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada) and the admission in writing by Pioneer Canada of its inability to pay its debts generally as they become due and the inability of Pioneer Canada, as a result of solvency requirements of applicable law, to redeem any Exchangeable Shares tendered for redemption.

     The consideration for each Exchangeable Share to be acquired under the optional Exchange Right will be one share of Common Stock plus an additional amount equivalent to the full amount of all dividends declared and unpaid on the Exchangeable Share.

     If, as a result of liquidity or solvency provisions of applicable law, Pioneer Canada is unable to redeem all of the Exchangeable Shares tendered for redemption by a holder in accordance with the Exchangeable Share Provisions, the holder will be deemed to have exercised the optional Exchange Right with respect to the unredeemed Exchangeable Shares and the Company will be required to purchase such shares from the holder in the manner set forth above.

     Automatic Exchange Right. In the event of a Pioneer Liquidation Event, the Company will be required to acquire each outstanding Exchangeable Share by exchanging one share of Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares. "Pioneer Liquidation Event" means: (i) any determination by the Company's Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by the Company of notice of, and (B) the Company becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs.

  Delivery of Common Stock

     The Company has agreed to ensure that all shares of Common Stock to be delivered by it under the Support Agreement or on the exercise of the Exchange Rights under the Voting and Exchange Trust Agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of the Company for purposes of Canadian law or an "affiliate" of the Company for purposes of United States law). In addition, the Company will take all actions necessary to cause all such shares of Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Common Stock are then listed or quoted for trading.

  Call Rights

     The following section describes (i) the right of the Company, in the event of a proposed liquidation, dissolution or winding-up of Pioneer Canada, to purchase all of the outstanding Exchangeable Shares from the holders thereof on the effective date of any such liquidation, dissolution or winding-up in exchange for shares of Common Stock pursuant to the Plan of Arrangement (the "Liquidation Call Right"), (ii) the right of the Company to purchase all of the outstanding Exchangeable Shares from the holders thereof on the Automatic Redemption Date in exchange for shares of Common Stock pursuant to the Plan of Arrangement, and (iii) the overriding right of the Company, in the event of a proposed redemption of Exchangeable Shares by a holder thereof, to purchase from such holder on the redemption date the Exchangeable Shares tendered for redemption in exchange for shares of Common Stock pursuant to the Exchangeable Share Provisions.

     Optional Redemption by the Holders. Pursuant to the Exchangeable Share Provisions, a holder requesting Pioneer Canada to redeem the Exchangeable Shares will be deemed to offer such shares to the Company, and the Company will have an overriding redemption call right to acquire all but not less than all of the Exchangeable Shares that the holder has requested Pioneer Canada to redeem in exchange for one share of Common Stock for each Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends thereon.

     At the time of a redemption request by a holder of Exchangeable Shares, Pioneer Canada will immediately notify the Company. The Company must then advise Pioneer Canada within two business days as to whether the Company will exercise its redemption call right. If the Company does not advise Pioneer Canada within such two business day period, Pioneer Canada will notify the holder as soon as possible thereafter that the Company will not exercise its redemption call right. A holder may revoke his or her redemption request, at any time prior to the close of business on the business day preceding the redemption date, in which case the holder's Exchangeable Shares will neither be purchased by the Company nor redeemed by Pioneer Canada. If the holder does not revoke his or her redemption request, on the redemption date the Exchangeable Shares that the holder has requested Pioneer Canada to redeem will be acquired by the Company (assuming the Company exercises its redemption call right) or redeemed by Pioneer Canada, as the case may be, in each case for one share of Common Stock for each Exchangeable Share plus an additional amount equal to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

     Liquidation Call Right. Pursuant to the Plan of Arrangement, the Company will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed Pioneer Canada Insolvency Event, to acquire all but not less than all of the Exchangeable Shares then outstanding in exchange for Common Stock and, upon the exercise by the Company of the Liquidation Call Right, the holders thereof will be obligated to transfer such shares to the Company. The acquisition by the Company of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Pioneer Canada.

     Optional Redemption by the Company. Pursuant to the Plan of Arrangement, the Company will be granted an overriding redemption call right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Pioneer Canada pursuant to the Exchangeable Share Provisions, to acquire on the Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for Common Stock plus an additional amount equal to the full amount of all declared and unpaid dividends on the Exchangeable Shares and, upon the exercise by the Company of the redemption call right, the holders thereof will be obligated to transfer such shares to the Company.

     Effect of Call Right Exercise. If the Company exercises one or more of its call rights, it will directly issue shares of Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. The Company will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If the Company declines to exercise its call rights when applicable, it will be required, pursuant to the Support Agreement, to issue shares of Common Stock to Pioneer Canada which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below), Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts to each series of Preferred Stock that will be filed with the SEC in connection with the offering of the series of Preferred Stock.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement to a particular series of Preferred Stock).

     The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The Prospectus Supplement to a series of Depositary Shares will set forth the name and address of the depositary with respect to the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying the Depositary Shares, to all the rights and preferences of the Preferred Stock underlying the Depositary Shares (including dividend, voting, redemption, conversion, and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received with respect to Preferred Stock to the record holders of Depositary Shares to the Preferred Stock in proportion to the numbers of the Depositary Shares owned by the holders on the relevant record date. The depositary shall distribute only the amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of the Company, sell the property and distribute the net proceeds from the sale to the holders.

     The Deposit Agreement will also contain provisions to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of the Preferred Stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the depositary, the depositary will redeem as of the same redemption date the number of Depositary Shares to shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the Depositary Shares were entitled upon the redemption upon surrender to the depositary of the Depositary Receipts evidencing the Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares to the Preferred Stock. Each record holder of the Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying the holder's Depositary Shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying the Depositary Shares in accordance with the instructions, and the Company will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the depositary only if (a) all outstanding Depositary Shares thereto have been redeemed or, (b) there has been a final distribution with respect to the Preferred Stock of the relevant series in connection with any liquidation, dissolution, or winding up of the Company and the distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and the other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

     The depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the depositary and that the Company is required to furnish to the holders of the Preferred Stock.

     Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding with respect to any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares, or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of the Warrants.

DEBT WARRANTS

     The Prospectus Supplement to a particular issue of Debt Warrants will describe the terms of the Debt Warrants, including the following: (a) the title of the Debt Warrants; (b) the offering price for the Debt Warrants, if any; (c) the aggregate number of the Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of the Debt Warrants issued with each Debt Security; (f) if applicable, the date from and after which the Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which the principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise the Debt Warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book- entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of the Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to the Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations to the exchange and exercise of the Debt Warrants.

STOCK WARRANTS

     The Prospectus Supplement to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of the Warrants, including the following: (a) the title of the Warrants; (b) the offering price for the Warrants, if any; (c) the aggregate number of the Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of the Warrants; (e) if applicable, the designation and terms of the Offered Securities with which the Warrants are issued and the number of the Warrants issued with each Offered Security; (f) if applicable, the date from and after which the Warrants and any Offered Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which the shares may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of the Warrants, if any; (m) the redemption or call provisions, if any, applicable to the Warrants; and (n) any additional terms of the Warrants, including terms, procedures and limitations to the exchange and exercise of the Warrants.

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                           DESCRIPTION OF GUARANTEES

     Pioneer USA may issue Guarantees in connection with Debt Securities offered by any Prospectus Supplement. The following summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of Guarantee that will be filed with the SEC in connection with the offering of Guarantees. Each Guarantee will be issued under the Indenture. The Prospectus Supplement to a particular issue of Guarantees will describe the terms of the Guarantees, including the following: (a) the series of Debt Securities to which the Guarantees apply; (b) whether the Guarantees are secured or unsecured; (c) whether the Guarantees are conditional or unconditional; (d) whether the Guarantees are senior or subordinate to other Guarantees or debt; (e) the terms under which the Guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed Debt Securities; and (f) any additional terms of the Guarantees.

                              PLAN OF DISTRIBUTION

     The Company or Pioneer USA may sell the Offered Securities within or outside the United States through underwriters, brokers or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company or Pioneer USA from the sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement to the offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Company or Pioneer USA may also sell the Offered Securities pursuant to one or more standby agreements with one or more underwriters in connection with the call for redemption of a specified class or series of any securities of the Company or any subsidiary of the Company. In such a standby agreement, the underwriter or underwriters would agree either (a) to purchase from the Company up to the number of shares of Common Stock that would be issuable upon conversion of all the shares of the class or series of securities of the Company or its subsidiary at an agreed price per share of Common Stock, or (b) to purchase from the Company or Pioneer USA up to a specified dollar amount of Offered Securities at an agreed price per Offered Security which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the Common Stock or any other security of the Company then outstanding. The underwriter or underwriters would also agree, if applicable, to convert into Common Stock or other security of the Company any securities of the class or series held or purchased by the underwriter or underwriters. The underwriter or underwriters may assist in the solicitation of conversions by holders of the class or series of securities.

     If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company or Pioneer USA will sell the Offered Securities to the dealers as principals. The dealers may then resell the Offered Securities to the public at varying prices to be determined by the dealers at the time of

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resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement thereto.

     Offered Securities may be sold directly by the Company or Pioneer USA or through agents designated by the Company or Pioneer USA from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to the agent will be set forth, in the Prospectus Supplement thereto. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or Pioneer USA or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or Pioneer USA and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company or Pioneer USA will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company or Pioneer USA at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of the contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company or Pioneer USA to indemnification by the Company or Pioneer USA against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents, dealers or underwriters may be required to make with respect thereto. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or Pioneer USA in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Offered Securities will be passed upon for the Company and Pioneer USA by Vinson & Elkins L.L.P., Dallas, Texas, and for any underwriters or agents by a firm named in the Prospectus Supplement to a particular issue of Offered Securities.

                                    EXPERTS

     The Consolidated Financial Statements of the Company (successor to Parker & Parsley and subsidiaries) have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of in 1995 and a change in the method of accounting for income taxes in 1993.

     The Consolidated Financial Statements of Mesa incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                        29
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     The Financial Statements of Greenhill Petroleum Corporation incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Chauvco Resources Ltd. incorporated by reference in this Registration Statement have been audited by Price Waterhouse, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The estimates of the proved reserves of the Company (successor to Parker & Parsley and subsidiaries) as of December 31, 1996, incorporated by reference in this Registration Statement, are based upon a reserve report prepared by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

     The estimates of Mesa's proved reserves as of December 31, 1996, incorporated by reference in this Registration Statement with respect to its Hugoton and West Panhandle field properties are based upon a reserve report prepared by Williamson Petroleum Consultants, Inc., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report. The estimates of Greenhill Petroleum Corporation's proved reserves as of December 31, 1996, incorporated by reference in this Registration Statement pursuant to items 10 and 16 under the section entitled "Incorporation of Certain Documents By Reference" in this Registration Statement, are based upon a reserve report prepared by Miller and Lents, Ltd., independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

     The estimates of Chauvco Resources Ltd. proved reserves as of December 31, 1996, incorporated by reference in this Registration Statement, are based upon reserve reports prepared by Gilbert Lausten Jung Associates, Ltd. and Martin Petroleum and Associates, independent petroleum consultants, and are incorporated by reference herein upon the authority of such firm as experts with respect to such matters covered by such report.

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                    (PIONEER NATURAL RESOURCES COMPANY LOGO)